UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HEALTH MANAGEMENT ASSOCIATES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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HEALTH MANAGEMENT ASSOCIATES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2012

The annual meeting of stockholders of Health Management Associates, Inc. will be held at the Ritz-Carlton Golf Resort Naples, 2600 Tiburón Drive, Naples, Florida 34109 on Tuesday, May 22, 2012 at 1:30 p.m., local time, for the following purposes, which are more fully described in the accompanying proxy statement:

•	To elect nine directors;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

•	To transact such other business as may properly come before the annual meeting or at any adjournments thereof.

The board of directors has fixed the close of business on March 26, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen K. Holloway
Acting Corporate Secretary

April 9, 2012

HEALTH MANAGEMENT ASSOCIATES, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why Are These Proxy Materials Being Provided to Stockholders?

The board of directors of Health Management Associates, Inc. has made these proxy materials available to you on the Internet or, upon your request, has delivered printed versions to you by mail in connection with the solicitation of proxies by the board for use at the 2012 annual meeting of stockholders. The 2012 annual meeting will be held on Tuesday, May 22, 2012, at 1:30 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of stockholders.

Why Did We Mail a Notice Regarding the Internet Availability of Proxy Materials to Stockholders Instead of Mailing a Full Set of Proxy Materials?

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we elected to make this proxy statement and our annual report available to our stockholders on the Internet. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce printing and shipping costs and lessen the environmental impact of the annual meeting. On or about April 9, 2012, we mailed a notice to stockholders containing instructions on how to access our proxy statement and annual report, and how to vote.

INFORMATION REGARDING SOLICITATION AND VOTING

Location of the Annual Meeting of Stockholders

The annual meeting will be held at the Ritz-Carlton Golf Resort Naples, 2600 Tiburón Drive, Naples, Florida 34109.

Principal Executive Offices

Our principal executive offices are located at 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710. Our telephone number is 239-598-3131.

Record Date and Outstanding Shares

Stockholders of record at the close of business on March 26, 2012, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. We have one class of shares outstanding, designated class A common stock, $0.01 par value per share, which we refer to as our common stock. As of the record date, 256,333,260 shares of our common stock were issued and outstanding.

Voting

Each stockholder of record is entitled to one vote for each share of common stock held as of the record date.

Instructions for Internet Voting. Stockholders may vote by proxy via the Internet by following the instructions contained in the notice that was delivered by mail. Stockholders who request printed copies of our proxy materials by mail may vote by mail, telephone or via the Internet. When voting on the Internet, stockholders who indicate that they wish to vote in accordance with the recommendations of the board of directors will have their shares voted: (1) FOR the election of the nine director nominees described in this proxy statement; (2) FOR the approval of the compensation of our named executive officers; and (3) FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. Such shares may also be voted by the named proxies for such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Instructions for Mail and Telephone Voting. Stockholders who wish to vote by mail or telephone should follow the instructions on the proxy card. Shares voted by telephone or represented by written proxies that are properly dated, executed and returned will be voted at the annual meeting in accordance with the instructions given by telephone or on such written proxies. If no specific instructions are given, shares will be voted: (1) FOR the election of the nine director nominees described in this proxy statement; (2) FOR the approval of the compensation of our named executive officers; and (3) FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. Such shares may also be voted by the named proxies for such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Instructions for Voting In Person. Stockholders may vote in person at the annual meeting. Ballots will be provided to stockholders who wish to vote at the annual meeting.

Effect of Not Casting Your Vote and Broker Non-Votes

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors and the advisory vote on the compensation of our named executive officers. If you hold your shares in street name and do not indicate how you want your shares voted in the election of directors and the advisory vote on the compensation of our named executive officers, your bank or broker is not permitted to and will not vote those shares, which we refer to as broker non votes, on your behalf. Your bank or broker will, however, continue to have discretion to vote any non-instructed shares to ratify the selection of our independent registered public accounting firm. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Broker non-votes are counted for the purpose of determining the presence of a quorum but are not entitled to vote, and thus are not counted for the purpose of determining the number of shares voting in the election of directors or the advisory vote on the compensation of our named executive officers.

Vote Required

The table below indicates the vote required to approve each of the proposals described in this proxy statement, assuming the presence of a quorum, in person or by proxy, at the annual meeting.

Proposal Number	Proposal Description	Vote Required

One	Elect nine directors	Plurality of the shares present, in person or by proxy, and entitled to vote (1)

Two	Approve, on an advisory basis, the compensation of our named executive officers	Majority of the shares present, in person or by proxy, and entitled to vote (2)

Three	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012	Majority of the shares present, in person or by proxy, and entitled to vote (3)

(1)	Under our corporate governance guidelines, any director nominee who is elected at an annual meeting but who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required to tender a resignation for consideration by the corporate governance and nominating committee, which will recommend to the board of directors the action to be taken with respect to any such tendered resignation.

(2)	The outcome of this vote is advisory and is not binding on our board of directors. However, our board values the opinions of our stockholders and will consider the outcome of this vote when making future compensation decisions.

(3)	The selection of Ernst & Young LLP as our independent registered public accounting firm is being presented to stockholders for ratification. The audit committee will consider the outcome of this vote in its future deliberations regarding the selection of an independent registered public accounting firm.

Recommendations of our Board of Directors

Our board of directors recommends that stockholders vote their shares: (1) FOR the election of each of the nine director nominees; (2) FOR the approval of the compensation of our named executive officers; and (3) FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Revocability of Proxies

You can change your vote by revoking your proxy at any time before it is voted at the annual meeting in one of four ways:

•	vote again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted);

•	submit a signed proxy card with a later date;

•	vote in person at the annual meeting; or

•	notify our corporate secretary in writing before the annual meeting that you are revoking your proxy.

Attendance at the annual meeting will not automatically revoke your previously submitted proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Please note, however, that if your shares of common stock are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from such broker, bank or other nominee confirming both (1) your beneficial ownership of such shares on March 26, 2012 and (2) that such broker, bank or other nominee is not voting such shares at the annual meeting.

Solicitation of Proxies

We are soliciting proxies to provide all stockholders of record on March 26, 2012 with an opportunity to vote on matters that properly come before the annual meeting. We will bear all costs related to this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited on our behalf, in person or by telephone or other telecommunication, by our directors, officers and employees, none of whom will receive additional compensation for doing so.

We have retained Georgeson Inc. to assist us in the solicitation of proxies for the annual meeting. We have agreed to pay Georgeson Inc. a fee of approximately $13,000, plus expenses, for its services.

Quorum

A quorum is required for stockholders to conduct business at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the shares issued and entitled to vote at the annual meeting will constitute a quorum.

Effect of Abstentions

Abstentions are counted for the purpose of determining the presence of a quorum and the number of shares voting on a proposal. Abstentions will have the same effect as a vote against a proposal requiring the approval of a majority of the shares present, in person or by proxy, and entitled to vote.

Where Can Annual Meeting Voting Results Be Found?

Preliminary voting results will be announced at the annual meeting. Final voting results will be tallied by the inspectors of election and will be reported on a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission within four business days after the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The table below presents certain information as of March 26, 2012 regarding shares of common stock held by: (1) each stockholder known by us to be the beneficial holder of more than 5% of our common stock; (2) each of our directors; (3) each of our “named executive officers” (as defined under the heading entitled “Compensation Discussion and Analysis”); and (4) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Number of Shares (1)(2)	Percent of Class (1)

William J. Schoen (3)	5,860,042	2.3%

Gary D. Newsome (4)	2,548,765	-

Kent P. Dauten (5)	477,013	-

Pascal J. Goldschmidt, M.D.	-	-

Donald E. Kiernan (6)	84,750	-

Robert A. Knox (7)	298,467	-

Vicki A. O’Meara	44,332	-

William C. Steere, Jr. (8)	72,250	-

Randolph W. Westerfield, Ph.D. (7)	78,500	-

Kelly E. Curry (9)	979,649	-

Robert E. Farnham (10)	700,701	-

Joseph C. Meek (11)	50,060	-

Timothy R. Parry (12)	256,927	-

Wellington Management Company, LLP (13) 280 Congress Street Boston, Massachusetts 02210	23,957,565	9.3%

BlackRock, Inc. (14) 40 East 52nd Street New York, New York 10022	19,028,987	7.4%

Vanguard Specialized Funds - Vanguard Health Care Fund (15) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	15,556,900	6.1%

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Number of Shares (1)(2)	Percent of Class (1)

T. Rowe Price Associates, Inc. (16) 100 E. Pratt Street Baltimore, Maryland 21202	14,288,356	5.6%

The Vanguard Group, Inc. (17) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	12,825,366	5.0%

All directors and executive officers as a group (15 persons) (18)	11,553,706	4.5%

(1)	As reported by such persons as of March 26, 2012, with percentages based on 256,333,260 shares issued and outstanding, except where the person has the right to receive shares within the next 60 days (as indicated in the footnotes to this table), which increases the number of shares beneficially owned by such person and the number of shares outstanding. Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to all of the shares shown as owned by such stockholder. We have omitted percentages of less than 1% from the table.

The address for each director and named executive officer is c/o Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710.

(2)	The amount shown for each director, other than Dr. Goldschmidt, and each named executive officer, other than Mr. Meek and Mr. Parry, includes shares of restricted stock.

(3)	The amount shown includes: (a) an aggregate of 5,500,854 shares held directly or indirectly by various trusts of which Mr. Schoen is settlor, trustee and/or beneficiary; and (b) 359,188 shares held by the Schoen Foundation, of which Mr. Schoen is Chairman.

(4)	The amount shown includes 375,000 shares issuable upon exercise of a presently exercisable option.

(5)	The amount shown includes: (a) 11,250 shares issuable upon exercise of presently exercisable options; and (b) 452,763 shares held jointly by Mr. Dauten and his wife in a brokerage account, which has margin capability.

(6)	The amount shown includes 16,250 shares issuable upon exercise of presently exercisable options.

(7)	The amount shown includes 11,250 shares issuable upon exercise of presently exercisable options.

(8)	The amount shown includes 15,000 shares issuable upon exercise of presently exercisable options.

(9)	The amount shown includes: (a) 398,816 shares held by Mr. Curry individually; (b) 284,693 shares held jointly by Mr. Curry and his wife; (c) 295,999 shares held by the Kelly E. Curry Living Trust; and (d) 141 shares held in Mr. Curry’s account under the Health Management Associates, Inc. Retirement Savings Plan, as to which shares he has investment power only.

(10)	The amount shown includes: (a) 221,449 shares issuable upon exercise of presently exercisable options; (b) 422,587 shares held by Mr. Farnham individually; (c) 8,739 shares held jointly by Mr. Farnham and his wife; and (d) 47,926 shares held in Mr. Farnham’s account under the Health Management Associates, Inc. Retirement Savings Plan, as to which shares he has investment power only.

(11)	The amount shown includes: (a) 39,502 shares held by Mr. Meek individually; and (b) 10,558 shares held in Mr. Meek’s account under the Health Management Associates, Inc. Retirement Savings Plan, as to which shares he has investment power only.

(12)	The amount shown includes: (a) 250,301 shares held by Mr. Parry individually; (b) 2,000 shares held by Mr. Parry’s wife; and (c) 4,626 shares held in Mr. Parry’s account under the Health Management Associates, Inc. Retirement Savings Plan, as to which shares he has investment power only. The reported amount is based on information available to the company as of Mr. Parry’s retirement date and may not reflect Mr. Parry’s beneficial ownership as of March 26, 2012.

(13)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 6 to Schedule 13G dated February 14, 2012 filed with the Securities and Exchange Commission by Wellington Management Company, LLP. Wellington Management Company, LLP, in its capacity as an investment adviser, has shared voting power with respect to 3,535,410 of such shares and shared dispositive power with respect to all 23,957,565 shares. These shares are owned of record by clients of Wellington Management Company, LLP, one of which is Vanguard Specialized Funds - Vanguard Health Care Fund. As reported in the table above and footnote (15), Vanguard Specialized Funds -Vanguard Health Care Fund reports beneficial ownership of and sole voting power with respect to 15,556,900 shares of our common stock.

(14)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 2 to Schedule 13G dated January 20, 2012 filed with the Securities and Exchange Commission by BlackRock, Inc. BlackRock, Inc. has sole voting and sole dispositive power with respect to all 19,028,987 shares.

Our wholly-owned captive insurance subsidiary that is domiciled in the Cayman Islands maintained an investment with a fair market value of approximately $127,000 in BlackRock, Inc. common stock as of February 29, 2012. Such investment was made on an arms-length basis.

(15)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 5 to Schedule 13G dated January 26, 2012 filed with the Securities and Exchange Commission by Vanguard Specialized Funds - Vanguard Health Care Fund. Vanguard Specialized Funds - Vanguard Health Care Fund has sole voting power with respect to all 15,556,900 shares.

(16)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 1 to Schedule 13G dated February 14, 2012 filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,660,043 of such shares and sole dispositive power with respect to all 14,288,356 shares.

(17)	This information as to the beneficial ownership of shares of our common stock is based on a Schedule 13G dated February 6, 2012 filed with the Securities and Exchange Commission by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting and shared dispositive power with respect to 180,358 of such shares and sole dispositive power with respect to 12,645,008 of such shares.

Our wholly-owned captive insurance subsidiary that is domiciled in the Cayman Islands maintained investments with an aggregate fair market value of approximately $15.6 million in publicly-traded Vanguard mutual funds as of February 29, 2012. Such investments were made on an arms-length basis.

(18)	See footnotes (3) through (12) to this table.

PROPOSAL ONE - ELECT NINE DIRECTORS

The number of directors constituting our board of directors is currently set at nine. At this year’s annual meeting, stockholders will elect nine directors to hold office until the next annual meeting of stockholders or until each of their successors is duly elected and qualified.

Based on the recommendations of our corporate governance and nominating committee, we have nominated William J. Schoen, Gary D. Newsome, Kent P. Dauten, Pascal J. Goldschmidt, M.D., Donald E. Kiernan, Robert A. Knox, Vicki A. O’Meara, William C. Steere, Jr. and Randolph W. Westerfield, Ph.D. for election as directors. All director nominees currently serve on our board of directors and we recommend their re-election at the annual meeting. Directors will be elected by a plurality of the shares present, in person or by proxy, that are entitled to vote in the election of directors.

If you indicate when voting that you wish to vote in accordance with the recommendations of our board of directors, proxies will be voted FOR the election of each of the nine director nominees.

Under our corporate governance guidelines, any director nominee who is elected at an annual meeting but who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required to tender a resignation for consideration by the corporate governance and nominating committee, which will recommend to the board of directors the action to be taken with respect to any such tendered resignation.

We do not contemplate that any of the director nominees will be unable to serve as a director but, if that event should occur prior to the voting of the proxies, the persons named in the proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, shall determine, provided that proxies cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.

The biographies of each of the director nominees below contains information regarding the person’s service as a director, business and related health care industry experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the particular experiences, qualifications, attributes or skills that our corporate governance and nominating committee and our board of directors considered when determining that the person should continue to serve as one of our directors.

The board of directors unanimously recommends that stockholders vote for each of the nine director nominees.

Name and Background	Year First Elected Director

William J. Schoen, age 76, has served as our Chairman of the Board since April 1986. He became our President and Chief Operating Officer in December 1983, Co-Chief Executive Officer in December 1985 and Chief Executive Officer in April 1986. He served as President until April 1997 and Chief Executive Officer until January 2001. From 1982 to 1987, Mr. Schoen was Chairman of Commerce National Bank, Naples, Florida and from 1973 to 1981 he was President, Chief Operating Officer and Chief Executive Officer of The F&M Schaefer Corporation, a consumer products company. From 1971 to 1973, Mr. Schoen was President of the Pierce Glass subsidiary of Indian Head, Inc. Mr. Schoen also currently serves on the Board of Trustees of the University of Southern California and numerous non-profit organizations.

Key attributes, experience and skills:

Mr. Schoen has more than 25 years of experience as our President, Chief Executive Officer and Chairman. This experience provides Mr. Schoen a deep and unique understanding of our company and our industry. Mr. Schoen has broad business experience, having served as chief executive officer or chairman with companies in the health care, consumer products and banking industries, and utilizes this broad experience in reviewing and advising us with respect to our business plans, budgets, business strategies, commercial and investment banking relationships, and potential capital markets transactions.

1983

Gary D. Newsome, age 54, became our President and Chief Executive Officer and a director in September 2008. From early 1998 until September 2008, Mr. Newsome was employed by Community Health Systems, Inc. He joined Community Health Systems, Inc. as a Group Vice President and by the end of his tenure with the company he was a Division President with responsibility for hospitals in Illinois, New Jersey, Pennsylvania, Tennessee and West Virginia. Mr. Newsome previously held management positions with us from June 1993 to March 1998, including Divisional Vice President, Assistant Vice President/Operations and Group Operations Vice President. Mr. Newsome is a member of the American College of Healthcare Executives.

Key attributes, experience and skills:

Mr. Newsome has over 25 years of senior management experience in the health care industry, including approximately nine years of management experience with us. In particular, Mr. Newsome has extensive experience in all aspects of hospital operations and organizational management. As our President and Chief Executive Officer, Mr. Newsome has a thorough knowledge of our company and industry.

2008

Name and Background	Year First Elected Director

Kent P. Dauten, age 56, served on our board of directors from March 1981 through May 1983 and from June 1985 through September 1988. He was again elected as a director in November 1988 and has served on our board continuously since that time. Since February 1994, Mr. Dauten has been President, and since June 2005, he has been Managing Director, of Keystone Capital, Inc., a private investment firm that he founded. Mr. Dauten was formerly a Senior Vice President of Madison Dearborn Partners, Inc., a private equity investment firm, and of First Chicago Investment Corporation and First Capital Corporation of Chicago, the venture capital subsidiaries of First Chicago Corporation, where he had been employed in various investment management positions since 1979. Mr. Dauten also currently serves on the boards of directors of Iron Mountain Incorporated, Northwestern Memorial HealthCare and Northwestern Memorial Foundation.

Key attributes, experience and skills:

Mr. Dauten has over 30 years of experience in the venture capital, private equity and investment advisory fields. Mr. Dauten has served on our board of directors for more than 25 years, which affords him valuable insight and perspective on our operations. Mr. Dauten has extensive experience leading organizations, dealing with capital market transactions and acquisition matters and is experienced in overall financial risk identification, assessment and management.

1981

Pascal J. Goldschmidt, M.D., age 57, is a cardiologist and cardiovascular researcher and is the Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine. He also serves as Chief Executive Officer of the University of Miami Health System, which includes three hospitals and more than two dozen outpatient facilities in five Florida counties. Prior to joining the University of Miami in April 2006, Dr. Goldschmidt was on the faculty of Duke University Medical Center where he served as the Chairman of the Department of Medicine and Chief of the Division of Cardiology. Before joining the faculty of Duke University Medical Center in 2000, Dr. Goldschmidt was the Director of Cardiology at The Ohio State University College of Medicine and Public Health. Additionally, Dr. Goldschmidt currently serves on the board of directors of MEDNAX, Inc. and served on the board of directors of OPKO Health, Inc. from 2007 to 2011.

Key attributes, experience and skills:

Dr. Goldschmidt has extensive experience in the health care industry, including experience as the chief executive officer of a health care and hospital system and dean of a premier medical school managing physicians and other health care professionals. At a time of substantial and rapid change in our industry, Dr. Goldschmidt brings a comprehensive and deep understanding of the challenges and opportunities in the health care industry to our board of directors.

2011

Name and Background	Year First Elected Director

Donald E. Kiernan, age 71, is the retired Senior Executive Vice President and Chief Financial Officer of SBC Communications, Inc., a telecommunications company, a position he held from October 1993 to August 2001. Prior to that and since 1990, he served as Senior Vice President of Finance and Treasurer for SBC Communications, Inc. Mr. Kiernan is a Certified Public Accountant and former partner of Arthur Young & Company. Mr. Kiernan served on the boards of directors of LaBranche & Co Inc. from 2003 to 2011, Seagate Technology from 2003 to 2009, and MoneyGram International, Inc. from 2004 to 2008.

Key attributes, experience and skills:

Mr. Kiernan has 20 years of experience as a Certified Public Accountant in private practice, including management positions with an international public accounting firm, and served in senior leadership capacities, including Treasurer and Chief Financial Officer for more than a decade with a Fortune 50 company. He brings to our board of directors particular expertise in financial management, accounting, information technology and corporate governance. Mr. Kiernan has also been a director of eight public companies over the past 20 years, with service on audit, finance, compensation and governance committees, giving him important experience and perspective that is valuable to our board of directors.

2001

Robert A. Knox, age 60, is the lead director of our board. He is Senior Managing Director of Cornerstone Equity Investors, LLC, an investment advisory firm which he co-founded in 1996. Mr. Knox was formerly Chairman and Chief Executive Officer of Prudential Equity Investors, Inc., a private equity investment firm. Prior to the formation of Prudential Equity Investors, Inc. in 1983, Mr. Knox was an investment executive with The Prudential Insurance Company of America. He currently serves on the boards of directors of several private companies and is the Chairman of the Board of Trustees of Boston University.

Key attributes, experience and skills:

Mr. Knox has significant senior leadership experience and expertise in the investment and financial services industries. Mr. Knox has broad experience leading significant organizations and has more than 25 years of experience on our board of directors, as well as extensive leadership positions on other boards. This broad experience provides him with critical insight and perspective on our operations.

1985

Name and Background	Year First Elected Director

Vicki A. O’Meara, age 54, is Executive Vice President of Pitney Bowes and President of Pitney Bowes Services & Solutions. Ms. O’Meara joined Pitney Bowes in June 2008 as Executive Vice President and Chief Legal and Compliance Officer. In July 2010, she became Executive Vice President and President, Pitney Bowes Management Services & Government and Postal Affairs. Previously, Ms. O’Meara served as President - U.S. Supply Chain Solutions for Ryder System, Inc. Ms. O’Meara joined Ryder System, Inc. as Executive Vice President and General Counsel in June 1997 from the Chicago office of the law firm of Jones Day Reavis & Pogue, where she was a partner and chair of the firm’s Global Environmental, Health and Safety Group. Ms. O’Meara has also served in a variety of federal government positions, including Acting Assistant Attorney General under President George H. W. Bush, where she headed the Environmental and Natural Resources Division of the U.S. Department of Justice, Deputy General Counsel of the U.S. Environmental Protection Agency, and Assistant to the General Counsel in the Office of the Secretary of the Army. Ms. O’Meara was a 1986-87 White House Fellow and, in that capacity, she served as Special Assistant to the White House Counsel and as Deputy Secretary of the Cabinet Domestic Policy Council.

Key attributes, experience and skills:

Ms. O’Meara has substantial legal, operational and governmental experience, as well as expertise in corporate governance and strategic planning. Ms. O’Meara’s operational experience includes overall responsibility for both the human resources function of a large public company and the profitability of a large operating division of such company. Her experience in senior governmental leadership positions provides her with a perspective on legislative process and issues that is valuable to our board of directors given the central role of health care reform in national politics.

2005

William C. Steere, Jr., age 75, has been the Chairman Emeritus of Pfizer Inc. since July 2001. He was Chairman of the Board of Pfizer Inc. from 1992 to 2001, and its Chief Executive Officer from 1991 to 2000. He was a director of Dow Jones & Company, Inc. from 1997 to 2007 and retired as a director of MetLife, Inc. in April 2010. In addition, Mr. Steere currently serves as a director of the New York University Medical Center and the New York Botanical Garden and is a member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center.

Key attributes, experience and skills:

As former Chairman and Chief Executive Officer of Pfizer Inc., a Fortune 50 company, Mr. Steere is widely regarded as one of the most distinguished leaders of the pharmaceutical industry, bringing to our board of directors substantial expertise leading a large public company, as well as deep and comprehensive knowledge of, and experience with, the pharmaceutical industry. In addition, from his board positions with medical institutions such as the New York University Medical Center and Memorial Sloan-Kettering Cancer Center, Mr. Steere has in-depth knowledge of the health care industry.

2003

Name and Background	Year First Elected Director

Randolph W. Westerfield, Ph.D., age 70, is Dean Emeritus and the Charles B. Thornton Professor of Finance at the Marshall School of Business at the University of Southern California. From 1993 to 2004, Dr. Westerfield served as Dean of the Marshall School of Business. Previously, he was a member of the finance faculty at the Wharton School of Business at the University of Pennsylvania for 20 years. Dr. Westerfield currently serves on the board of directors of Oaktree Finance, LLC and served on the board of directors of Nicholas-Applegate Fund, Inc. from 2000 to 2009. Dr. Westerfield has taught corporate finance at the undergraduate and graduate level for over 40 years and has served on audit committees of public companies and investment management companies.

Key attributes, experience and skills:

Dr. Westerfield has extensive financial expertise and broad experience leading organizations, having served in senior leadership capacities and on the finance faculties of two of the country’s leading business schools for more than 40 years. Dr. Westerfield’s previous service as a member of the audit committee of a registered investment company and as a member of the audit committee and the chair of the compensation committee of another public company gives him important experience and perspective that is valuable to our board of directors.

2000

CORPORATE GOVERNANCE

Board Meetings

Our board of directors held seven meetings during 2011. Each director attended at least 75% of such board meetings and the meetings of board committees on which he or she served.

Board Leadership Structure

The board of directors believes that effective corporate governance is best accomplished if the roles of chairman of the board and chief executive officer are separated. The board of directors believes that separating these two positions allows each person to focus on his or her individual responsibilities, which is essential in the current business and economic environment. Under this structure, our chief executive officer can focus his attention on the day-to-day operations and performance of the company and implementing our long-term strategic plans. At the same time, our non-executive chairman of the board can focus his attention on longer-term strategic issues, setting the agenda for, and presiding at, board meetings, working collaboratively with our other board members, and providing insight and guidance to our chief executive officer.

In addition to separating the roles of chairman of the board and chief executive officer, our board of directors has also selected Mr. Knox to serve as our lead director, with duties that include: (1) working with the chairman to oversee the performance review of our chief executive officer; (2) leading board meetings when the chairman is not present; (3) providing input to the chairman for the purpose of establishing the agenda for each board meeting; and (4) preparing agendas for executive sessions of the independent directors and presiding over such sessions.

Board Committees

The board of directors has standing audit, compensation, corporate governance and nominating, and executive committees. The table below indicates the number of meetings held during 2011 and the names of the directors serving on each committee as of March 26, 2012.

Committee Name	Number of Meetings Held	Committee Members

Audit	Seven	Mr. Dauten (1) Mr. Kiernan	Dr. Goldschmidt Dr. Westerfield

Compensation	Six	Mr. Dauten Mr. Steere	Mr. Knox (1)

Corporate Governance and Nominating	Four	Mr. Dauten Mr. Knox	Mr. Kiernan (1) Ms. O’Meara

Executive	-	Mr. Dauten Mr. Schoen (1)	Mr. Knox Mr. Steere

(1)	Chairman

The current charter of each board committee, our corporate governance guidelines and our code of business conduct and ethics are available on our website at www.hma.com under the heading “Investor Relations” and the subheading “Corporate Governance.” The information contained on our website is not a part of this proxy statement.

Our board of directors has affirmatively determined that Mr. Dauten, Dr. Goldschmidt, Mr. Kiernan, Mr. Knox, Ms. O’Meara, Mr. Schoen, Mr. Steere and Dr. Westerfield are each independent under the independence standards of the New York Stock Exchange. In evaluating independence, our board affirmatively determines each year whether any director has any material relationship with the company. When assessing the materiality of a director’s relationship with the company, the board considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from the standpoint of the persons or organizations with which the director has an affiliation. The board also considers the frequency or regularity of any services provided by directors or persons or organizations with which the director has an affiliation, whether such services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided to the company on substantially the same terms as those available to unrelated parties. The board has affirmatively concluded that no material relationship exists between the company and any of its independent directors, other than each such person’s position as one of our directors.

In accordance with the listing standards of the New York Stock Exchange, our non-management directors, all of whom are independent under the independence standards of the New York Stock Exchange, meet in executive session on a regular basis without management present. Mr. Knox, as lead director, presides at these executive sessions.

Interested parties may communicate directly with our independent directors by sending correspondence to our corporate secretary in accordance with the stockholder communication procedures described under the heading entitled “Stockholder Communications.” Any such correspondence should be specifically directed to the attention of the independent directors.

Audit Committee

The board of directors has determined that Mr. Dauten, Mr. Kiernan and Dr. Westerfield each qualifies as an “audit committee financial expert” in accordance with applicable Securities and Exchange Commission rules and based on professional work experience as described in their respective biographies under “Proposal One – Elect Nine Directors.”

The audit committee reviews with our independent registered public accounting firm our consolidated financial statements and internal controls over financial reporting, our independent registered public accounting firm’s auditing procedures and fees, and the possible effects of professional services provided to us by our independent registered public accounting firm upon such firm’s independence. The audit committee also provides oversight review of our corporate compliance program.

The audit committee works closely with our senior executives, internal auditors and independent registered public accounting firm to assist the board of directors in overseeing our accounting and financial reporting processes and our consolidated financial statement audits. In furtherance of that role, the audit committee is charged with assisting the board of directors in its oversight of: (1) the integrity of our consolidated financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications and independence of our independent registered public accounting firm; and (4) the performance of both our internal auditors and our independent registered public accounting firm.

The audit committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, is also responsible for preparing the committee’s report that is required by Securities and Exchange Commission rules to be included in our annual proxy statement and performs such other tasks that are consistent with its charter.

In February 2012, the audit committee adopted an amended Code of Business Conduct and Ethics which applies broadly throughout our organization and which is designed to enhance adherence by our employees to the highest ethical standards and further support compliance by such persons with all applicable laws.

The audit committee’s report appears under the heading entitled “Report of the Audit Committee to Stockholders.”

Compensation Committee

The compensation committee is responsible for designing and implementing compensation programs for our executives and directors that further the intent and purpose of our company’s fundamental compensation philosophy. The compensation committee is also responsible for: (1) reviewing and discussing with management the compensation discussion and analysis that is required by Securities and Exchange Commission rules to be included in our annual proxy statement; (2) preparing the committee’s report that Securities and Exchange Commission rules require be included in our annual proxy statement; and (3) performing such other tasks that are consistent with its charter.

The duties and responsibilities of the compensation committee are set forth in its charter. Each member of the compensation committee has direct experience establishing, reviewing and operating compensation programs for large organizations. The chairman of the compensation committee is responsible for setting the agenda for each committee meeting and for ensuring that meetings are conducted in an effective manner.

The compensation committee also regularly engages in discussions regarding executive succession planning and team building. To ensure that it is discharging its duties and responsibilities in an effective and efficient manner, the compensation committee conducts an annual assessment of its operation and function. The compensation committee’s report appears under the heading entitled “Compensation Committee Report.”

Corporate Governance and Nominating Committee

The corporate governance and nominating committee seeks to enhance the quality and diversity of nominees to our board of directors and is charged with identifying qualified persons, consistent with criteria approved by the board of directors, to become directors and recommending that the board of directors nominate such qualified persons for election as directors. The committee is also responsible for shaping corporate governance, overseeing an annual evaluation of the board of directors and management, and performing such other tasks that are consistent with its charter.

The corporate governance and nominating committee recommended the nine director nominees described in this proxy statement for election at the annual meeting of stockholders.

The corporate governance and nominating committee also considers stockholder recommendations for nominations to the board of directors. The committee evaluates such recommendations using the same evaluation process described under the heading entitled “Director Qualifications and Evaluation Process.” Such recommendations for nominations should be sent to: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary. Our corporate secretary will forward such recommendations to the corporate governance and nominating committee.

The corporate governance and nominating committee is also responsible for the review, approval and ratification of related party transactions. The corporate governance and nominating committee follows the guidelines set forth under the heading entitled “Certain Transactions” prior to approving any related party transaction.

Executive Committee

The executive committee is empowered to take such actions and have such responsibilities as the board of directors may determine from time to time that are not the responsibility of any other committee of the board of directors.

Committee Self-Assessment Process

The corporate governance and nominating committee oversees an annual self-evaluation conducted by the board of directors to determine whether the individual committees and the board are functioning effectively. In addition, the audit, compensation and corporate governance and nominating committees each perform an annual self-assessment to evaluate their effectiveness in fulfilling their obligations. Compliance with the responsibilities listed in each committee’s charter forms the principal criteria for the evaluations, as well as such other factors and circumstances as are determined to be appropriate by the board of directors or the corporate governance and nominating committee. The corporate governance and nominating committee also oversees individual director assessments in connection with the periodic evaluation of directors for purposes of making a recommendation to the board of directors as to the persons who should be nominated for election or re-election at the annual meeting of stockholders. As part of this annual self-assessment process, the corporate governance and nominating committee discusses the diversity of specific skills and characteristics necessary for the optimal functioning of the board in its oversight of the company. The corporate governance and nominating committee then gives consideration to these specific skill sets when considering candidates for nomination.

Director Attendance at Annual Meetings

Company policy requires that each director attend our annual meeting of stockholders or provide the chairman of the board with advance notice of the reason for not attending. All of our directors attended the annual meeting of stockholders that was held on May 17, 2011.

The Board of Directors’ Role in Risk Oversight

The board of directors is actively engaged in the oversight of risks that could affect our company.

The Role of Board Committees

The audit committee focuses on financial risks, including those that could arise from our accounting and financial reporting processes. Additionally, the audit committee monitors and has oversight of the formal risk management programs and processes implemented by management. Our corporate governance and nominating committee focuses on the management of risks associated with board organization, membership and structure, as well as our corporate governance, and the recruitment and retention of talented board members. The compensation committee focuses on the management of risks arising from our compensation policies and programs and, in particular, our executive compensation programs and policies.

The Role of the Board of Directors

While our board committees are focused on the above specific areas of risk, the full board of directors retains responsibility for the general oversight of risk. These responsibilities are satisfied through periodic reports from each committee chairman, including information regarding the risk considerations within each committee’s area of expertise, as well as periodic reports to our board of directors or the appropriate committee from our management team, including our Vice President who oversees risk management. Areas of material risk to the company, including operational, financial, legal, regulatory and strategic risks, are reviewed quarterly. The board of directors reviews this information to enable it to understand our risk identification, risk management and risk mitigation strategies. Items within the scope of a particular committee are reviewed by that committee, and the committee chairman subsequently reports to the full board of directors as part of the committee’s report. This enables the board of directors and its committees to coordinate the risk oversight role.

Comprehensive 2011 and 2012 Compliance Review

We maintain an effective compliance and ethics program. During October 2011, we engaged Strategic Management Services, LLC to perform an independent review of our compliance and ethics program. Over a six-month period, Strategic Management visited many of our hospitals and our home office in Naples, Florida. Strategic Management reviewed numerous documents related to our compliance and ethics program, interviewed over one hundred executives at our hospitals and home office, and conducted on-site focus group meetings with almost ninety employees at our hospitals. Strategic Management’s objective was to independently assess our compliance and ethics program and to ascertain whether we met the standards for an effective compliance program as set forth in the U.S. Department of Health and

Human Services, Office of Inspector General Guidance Documents. During the pendency of Strategic Management’s review, both our chief executive officer and the chairman of our audit committee were periodically advised about the status of the review. During March 2012, our board of directors held a special meeting for Strategic Management to present its findings, observations and results. Our board of directors will continue to oversee our review and response to Strategic Management’s findings, and will periodically review and assess our compliance and ethics program.

Director Qualifications and Evaluation Process

It is the policy of the corporate governance and nominating committee, consistent with our corporate governance guidelines, that all persons nominated to be a director possess the following qualifications and attributes:

•	the highest level of personal and professional ethics, integrity and values;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level in business or finance;

•	expertise that is complementary to the background and experience of our other directors;

•	a willingness to devote the required time to carry out the duties and responsibilities of being a director;

•	a commitment to serve on our board of directors for several years to develop an in-depth knowledge about our business and operations;

•	an ability to objectively appraise the performance of management; and

•	involvement only in activities or interests that do not conflict with his or her responsibilities to us and our stockholders.

The corporate governance and nominating committee evaluates director candidates, including individuals nominated by stockholders, whom it believes meet the criteria described above through reference and background checks, interviews and an analysis of each candidate’s specific qualifications and attributes in light of the composition of the board of directors and our leadership needs at the time. The corporate governance and nominating committee may also engage the services of an outside consultant to assist it with conducting searches to identify director candidates, evaluating candidates’ qualifications, performing reference and background checks and making initial contact with potential candidates. Women and minority candidates are sought as part of the corporate governance and nominating committee’s director identification and recruitment efforts. Our diversity recruiting efforts are made pursuant to provisions in our corporate governance guidelines and our corporate governance and nominating committee charter, which specifically state that women and minority candidates are sought as part of the director recruitment process.

Director Education

We have a program for orienting new directors and providing continuing education for all directors. New directors attend a training session that introduces them to our operations and to our management team. Thereafter, directors are notified on a regular basis about various educational programs offered by governance organizations and other educational institutions on topics such as audit, compensation, regulatory compliance and corporate governance. In addition, we routinely ask outside consultants and professional advisors to attend our board of directors and committee meetings to keep our directors up-to-date on the latest legal, regulatory, industry and governance developments. During 2011, outside consultants and professional advisors also made presentations to the board and provided continuing education to our directors.

Stockholder Communications

Stockholders may send correspondence by mail to the full board of directors, to specific board committees, or to individual directors (including correspondence recommending nominees to the board of directors as discussed above under “Corporate Governance and Nominating Committee”). Such correspondence should be addressed to the board of directors, the relevant committee or a particular director in care of: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary.

Our corporate secretary will promptly forward all stockholder correspondence as appropriate. Our corporate secretary is also responsible for identifying correspondence that does not directly relate to matters for which the board of directors is responsible and forwarding such correspondence to the appropriate person(s) within the company, as well as identifying and, if appropriate, responding to inappropriate correspondence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, which we refer to as CD&A, provides information about the compensation programs for our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, as well as each of our next three most highly compensated executive officers employed at the end of 2011, to whom we refer collectively as our “named executive officers.” Our named executive officers for 2011 were:

Gary D. Newsome	President and Chief Executive Officer

Kelly E. Curry	Executive Vice President and Chief Financial Officer

Robert E. Farnham	Senior Vice President - Finance

Joseph C. Meek	Vice President and Treasurer

Timothy R. Parry[1]	Senior Vice President, General Counsel and Corporate Secretary

Executive Summary

Our executive compensation programs are founded on the belief that there should be a substantial and meaningful connection between the compensation of our named executive officers and the amount and quality of our earnings. Our compensation programs are designed to provide incentives that drive our financial performance and result in greater stockholder returns. Accordingly, a significant percentage of our executive compensation program is weighted towards company performance. This structure supports our pay-for-performance philosophy.

Consistent with our compensation philosophy, we use Adjusted EBITDA (as defined below) to determine the amounts of incentive compensation payable under the annual and long-term incentive compensation programs. The compensation committee elected to use Adjusted EBITDA as the performance metric under the annual and long-term incentive compensation programs because it believes that Adjusted EBITDA provides a simple and understandable measure of our recurring profitability and that it is highly correlated to our stock price performance. Specifically, Adjusted EBITDA:

•	effectively measures overall company performance;

•	is the key metric used in our internal modeling and is consistent with the approach used by industry analysts;

•	provides us with an understanding of the impact of certain items in our consolidated financial statements, some of which are recurring and/or require cash payments;

•	provides us with information about our ability to incur and service our debt obligations and make capital expenditures; and

•	provides us with meaningful year-over-year comparisons of our consolidated financial results.

[1]	Mr. Parry resigned as an executive officer of ours on January 5, 2012 and retired as an employee effective March 2, 2012.

EBITDA is a non-GAAP measure that is defined as consolidated net income before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA modified to exclude discontinued operations, net gains/losses on sales of assets, net interest and other income, gains/losses on early extinguishment of debt, write-offs of deferred debt issuance costs and costs for acquisitions, government investigations and restructuring. The compensation committee may exercise its reasonable judgment to include or exclude unique items in the calculation of Adjusted EBITDA for the purpose of determining the amounts of incentive compensation payable under our executive compensation programs. The compensation committee exercised such discretion by including certain acquisition and restructuring costs in the calculation of our 2011 Adjusted EBITDA for the purpose of our executive compensation programs. This had the effect of reducing 2011 Adjusted EBITDA for the purpose of our executive compensation programs.

In 2011, we continued to focus on our core operating initiatives of physician recruitment, market service development and emergency room operations, together with our strategy of acquiring hospitals that present meaningful opportunities for Adjusted EBITDA growth and increased stockholder value. The benefits of our continuing focus on strategic acquisitions and on our core operating initiatives have resulted in strong financial results in a challenging economic and regulatory environment. From 2010 to 2011, net revenue increased by $712.3 million, or approximately 14.0%, including 4.8% of same hospital net revenue growth. Adjusted EBITDA grew from $732.5 million in 2010 to $848.2 million in 2011, representing a year-over-year increase of approximately 15.8%. However, due to the exercise of the compensation committee’s discretion as described above, 2011 Adjusted EBITDA for the purpose of our executive compensation programs was $830.5 million, which we refer to in this CD&A as “2011 Modified Adjusted EBITDA.”

Enabling America’s Best Local Health Care
Our accomplishments that helped to drive our 2011 financial performance included:	Through December 31, 2011, we have grown to include 66 hospitals in 15 states with approximately 10,300 licensed beds and more than 40,500 dedicated employees.

Acquisition Activity: Our 2011 net revenue was favorably impacted by our acquisition activity in 2011, 2010 and late 2009. Since December 2009 and through December 31, 2011, we have added approximately $1.3 billion of annual net revenue and increased our total licensed beds by approximately 26%.

Physician Recruitment and Retention: During 2011, approximately 650 physicians were recruited or otherwise joined our medical staff, and we continue to invest significant resources in the recruitment and retention of primary care physicians and specialists.

Market Service Development: We saw improvement in our market share during 2011, in particular increased surgical volume, as we continued to implement and deploy new technologies and services such as MAKOplasty® and da Vinci® robotic surgical systems at many of our hospitals.

Emergency Room Operations: During 2011, we experienced an increase in emergency room visits, which we believe was attributable, in part, to our dedicated focus on emergency room operations, including our continued implementation of ER Extra®, our signature patient-centered emergency room program that is designed to reduce patient wait times, enhance patient satisfaction and improve the quality and scope of patient assessments.

Meaningful Use Readiness: During 2011, the efforts of our management team, including our named executive officers, resulted in the certification of our Pulse System® by the Certification Commission for Health Information Technology in accordance with the applicable hospital certification criteria adopted by the Secretary of the U.S. Department of Health and Human Services. This certification supports the Stage 1 meaningful use measures required to qualify our hospitals for additional reimbursements from Medicare and Medicaid.1

We believe that these accomplishments, as well as others, have driven our long-term track record of company performance.

In 2011, the compensation committee took the following actions:

•

Base Salaries: The compensation committee made no modifications to base salaries for our named executive officers during 2011, except for an increase of $100,000 for Mr. Newsome that became effective on August 1, 2011. The increase in Mr. Newsome’s base salary was based on Mr. Newsome’s excellent individual performance and effective leadership of our company, as well as peer group market data and analysis provided by our independent compensation consultant, Towers Watson.

•	Incentive Compensation: The compensation committee determined that our 2011 Modified Adjusted EBITDA resulted in achievement of 104% of our 2011 profit plan.

The achievement of our 2011 Modified Adjusted EBITDA against our 2011 profit plan was the performance measure that we used for our 2011 annual cash incentive compensation and long-term cash and equity incentive compensation plans.

Based on our financial performance, our named executive officers earned 108% of their 2011 annual cash incentive compensation awards and 100% of their 2011 long-term cash and equity incentive compensation awards.

Our executive compensation programs contain other key components and features that are designed to reinforce our pay-for-performance philosophy, and that are consistent with market best practices.

Best Practice	How we Implement the Best Practice
No employment agreements	None of our named executive officers is party to an employment agreement with us. Our named executive officers serve at the will of our board of directors, and their employment may be terminated at any time.

No change in control or severance plans or agreements	We do not have change in control or severance plans, arrangements or agreements providing for supplemental compensation or benefits (other than the accelerated vesting and/or payment of existing awards) upon a termination of employment or a change in control of the company with any of our named executive officers, other than our agreement with Mr. Parry.

Robust Stock Ownership Objectives	We maintain robust stock ownership objectives for our named executive officers which are based on a multiple of base salary and annual incentive cash compensation. We believe our robust stock ownership objectives enhance the connection between our management and our stockholders.

[1]

The health information technology (IT)-related provisions of the American Recovery and Reinvestment Act of 2009 authorized the federal government to enact a series of IT-related initiatives in an effort to position IT as one of the key catalysts in bringing systemic changes to the organization, delivery and financing of health care. Known as “meaningful use,” these provisions were developed in three stages, each with a specific set of criteria.

Best Practice	How we Implement the Best Practice
Recoupment Policy for Incentive Compensation	We maintain a policy that allows us to recoup both short-term and long-term incentive compensation paid to our named executive officers in the event of a restatement of our financial results. Since its adoption, all annual and long-term incentive compensation awarded to our named executive officers has been made subject to our recoupment policy.

2011 Advisory Vote on Executive Compensation

At the 2011 annual meeting of stockholders, we held a non-binding stockholder vote on the compensation of our named executive officers, referred to as a “say-on-pay” vote, along with a non-binding vote to determine how often this vote should be held. Because last year was the first year we held a “say-on-pay” vote, and to give our stockholders the ability to express their opinion on our executive compensation program as frequently as possible, our board of directors recommended that the “say-on-pay” vote take place on an annual basis. At the 2011 annual meeting of stockholders, an overwhelming majority of our stockholders expressed a preference that the “say-on-pay” vote take place on the annual basis as recommended by our board of directors. This preference was subsequently adopted by our board of directors and we are providing our stockholders with a “say-on-pay” vote this year.

Also, our stockholders overwhelmingly approved the compensation of our named executive officers with 97% of the shares entitled to vote voting in favor of our executive compensation program. The compensation committee believes that this affirms our stockholders’ support of our approach to executive compensation. Based on the substantial stockholder support of our executive compensation program, the compensation committee did not change its approach to the compensation of our named executive officers in 2011. The compensation committee remains open to any concerns expressed by our stockholders and will continue to consider the outcome of our future “say-on-pay” votes when making compensation decisions for our named executive officers.

Overview of Our Executive Compensation Programs

Our executive compensation programs are designed to attract, motivate and retain executives and reward outstanding service in an increasingly competitive market for executive talent. As discussed in greater detail below, our fundamental compensation philosophy is that there should be a substantial and meaningful connection between the total direct compensation of our named executive officers and the amount and quality of our earnings. We use the term “total direct compensation” to refer to the sum of base salary, annual incentive compensation and long-term incentive compensation.

Total Direct Compensation	=	Base Salary	+	Annual Incentive Compensation	+	Long-Term Incentive Compensation

The components of our annual total direct compensation are:

Compensation Element	Form of Compensation	Purpose	Performance Criteria

Base Salary	Cash	Provide an amount of fixed compensation that is not “at-risk” to compensate officers for their services during the year	None

Annual Incentive Compensation	Cash	Reward exemplary performance against our internal profit plan	Adjusted EBITDA

Long-term Incentive Compensation	Cash and equity	Retain our named executive officers and align their long-term interests with improving the amount and quality of our earnings and increasing stockholder return	Adjusted EBITDA

Target total direct compensation is established for the named executive officers each year. In certain years, including 2011, the compensation committee’s independent compensation consultant, Towers Watson, provides research and analysis to assist in establishing the target total direct compensation. The compensation committee endeavors to align base salary within a reasonable range around the median of our competitive market, and to align performance-based incentive compensation above the median range of our competitive market. Consistent with the overall structure that we have used for our executive compensation program since 2008, the compensation committee established a target mix of base salary, annual cash incentive compensation and long-term cash and equity incentive compensation for each of our named executive officers.

Base salary represents approximately 14% of total target direct compensation for our chief executive officer, and approximately 28% of total target direct compensation, on average, for our other named executive officers. Base salary is the only part of total direct compensation that is fixed, subject to periodic adjustments to remain competitive with the market. The rest of total direct compensation, consisting of annual cash incentive compensation and long-term cash and equity incentive compensation, is directly linked to company performance.

In setting the mix between the different elements of executive compensation, the compensation committee generally focuses more heavily on incentive compensation, consisting of both cash and equity incentives, rather than targeting a specific allocation mix. Base salary and annual incentives are intended to reward short-term objectives, while long-term incentives, comprised of both service-based and performance-based components, are intended to reward long-term goal attainment and provide our executives with an incentive to remain our employees. Annual incentives are based on one-year financial performance metrics, and such awards vest and are payable in full soon after compensation committee approval is obtained. Long-term incentives are also based on one-year financial performance metrics, but generally require continued service over a four-year period. Total incentive compensation levels and the mix of short-term and long-term incentives vary for each named executive officer based on each officer’s level of responsibility, including strategic and operational responsibilities, anticipated performance requirements, contributions of each named executive officer, retention needs and peer group data.

The total incentive opportunity, including both annual cash incentive compensation and long-term cash and equity incentive compensation, represent the majority of target total direct compensation. For 2011, the target total direct compensation opportunity for our chief executive officer, and the average for all of our other named executive officers, was as follows:

We also provide compensation and benefits to our named executive officers through the following programs:

Compensation Element	Form of Compensation	Purpose

Health and welfare plans	Eligibility to receive health and other welfare benefits paid for by the company, including a comprehensive health insurance plan that provides for no deductibles or co-payments	Provide a competitive employee benefits program

Retirement benefits	Eligibility to participate in our 401(k) plan (available to all employees) and a supplemental executive retirement plan	Provide an incentive for long-term retention of our named executive officers and promote retirement savings

Perquisites and other personal benefits	Auto allowance or a company-leased vehicle and an allowance for a club membership. Named executive officers are entitled to the use of our aircraft for personal reasons; provided, however, that such use must be approved by our chief executive officer or his designee in advance and the value of such personal usage is reported as taxable income to the named executive officer	Provide a competitive compensation package, increase travel and work efficiencies and allow for more productive use of our named executive officers’ time

Fundamental Compensation Philosophy and Objectives

We believe that the amount and quality of our earnings are directly impacted by the quality of our health care services, and that higher quality services	Fundamental Compensation Philosophy There should be a substantial and meaningful connection between the compensation of our named executive officers and the amount and quality of our earnings.

result in increased admissions, as more patients choose us for health care services and more physicians choose to be affiliated with our hospitals. This, in turn, is expected to lead to improved financial performance. As such, the compensation committee believes that there is a strong correlation between our financial performance and the quality of the health care provided to our patients. For that reason, the compensation committee reviews our quality data and designs our compensation policies, plans and programs to support our core operating initiatives, enhance the quality of the health care services delivered by our health care facilities and increase stockholder value by closely aligning the financial interests of our named executive officers with those of our stockholders.

The compensation committee believes that our ability to grow and be successful in the long-term is enhanced by a comprehensive compensation program that attracts, motivates and retains executives and rewards outstanding service, including awards that link compensation to performance. We seek to not only pay a competitive base salary to our executives, but also rely heavily on annual and long-term incentive compensation to attract and retain highly qualified executives and motivate them to perform to the best of their abilities on behalf of our company and stockholders. The compensation committee believes that our named executive officers should be rewarded for their individual contributions to our success through a combination of cash and equity-based incentive awards, with a particular emphasis on long-term equity-based awards.

Participants in the Compensation-Setting Process

The following table identifies the various individuals and groups who participated in the compensation-setting process for 2011, as well as their responsibilities in connection with such participation.

Participant	Responsibilities

Compensation Committee

•     Consistent with best practices, approved the selection of our peer group companies (the compensation committee does this on an annual basis)

•     Generally on a biennial basis and most recently in 2011, reviewed the data provided by its independent compensation consultant regarding the selection of our peer group companies

•     Reviewed the performance of our chief executive officer and our other named executive officers

•     Conducted semi-annual meetings with our non-executive chairman to review the performance of our chief executive officer and reported the results to our board of directors

•     Set compensation levels and approved compensation payments to our chief executive officer

•     Recommended the compensation levels for our other named executive officers to the board of directors

•     Certified our 2011 Modified Adjusted EBITDA performance and awarded annual and long-term incentive compensation to our named executive officers based on such performance

•     Recommended to the board of directors all decisions regarding cash and equity compensation for our independent directors

•     Hired or engaged compensation consultants and other advisors to help meet the committee’s objectives and fulfill its responsibilities

Independent Compensation Consultant (Towers Watson)

•     As the compensation committee’s independent compensation consultant, Towers Watson was retained directly by, and reports directly to, the committee

•     Educated and informed committee members with regard to compensation matters

•     Provided research, access to compensation data, trends and analysis and advice regarding compensation program modifications and decisions

•     Advised the compensation committee with respect to various compensation alternatives

•     Assisted in the peer group development process

•     Other than research and advice on management and director compensation, neither Towers Watson, nor any of its affiliates, provides any additional services to us

Chief Executive Officer	• Made recommendations to the compensation committee regarding the performance and compensation levels of our other named executive officers

Non-Executive Chairman	• Participated in meetings with the compensation committee, including semi-annual meetings to review the performance of our chief executive officer

Use of Peer Group Compensation Data and Tally Sheets

Peer Group Compensation Data. When making compensation decisions each year, the compensation committee considers named executive officer compensation and programs at a group of companies in our industry considered to be our peers. The composition of our peer group is reviewed periodically and revised from time to time by the compensation committee with assistance from Towers Watson. For 2011, based on the data provided by Towers Watson, our peer group was revised to include more companies with comparable lines of business. The companies selected to be in our peer group met the following criteria:

•	Comparable operations (i.e., health care services company; same Standard Industry Classification Major Code);

•	$1 billion or more in annual revenue; and

•	Key competitor for management talent.

The following companies met these criteria for 2011 and comprised the largest peer group that we reviewed in making compensation determinations for 2011:

Name	Reported Revenue (in millions)[1]	Market Capitalization (in millions)[2]	Standard Industry Classification Major Code
HCA Holdings, Inc. (NYSE: HCA)	$30,683	$17,651	General medical and surgical hospitals
Laboratory Corporation of America Holdings (NYSE: LH)	5,004	9,731	Medical laboratories
Quest Diagnostics Incorporated (NYSE: DGX)	7,369	9,532	Medical laboratories
DaVita Inc. (NYSE: DVA)	6,447	8,112	Kidney dialysis centers
Universal Health Services, Inc. (NYSE: UHS)	5,568	5,134	General medical and surgical hospitals
Tenet Healthcare Corporation (NYSE: THC)	9,205	3,153	General medical and surgical hospitals
Brookdale Senior Living Inc. (NYSE: BKD)	2,213	2,893	Skilled nursing care facilities
Lincare Holdings Inc. (NasdaqGS: LNCR)	1,669	2,826	Home health care services
HealthSouth Corporation (NYSE: HLS)	1,999	2,449	General medical and surgical hospitals
Community Health Systems, Inc. (NYSE: CYH)	12,987	2,354	General medical and surgical hospitals
Lifepoint Hospitals, Inc. (NasdaqGS: LPNT)	3,262	2,052	General medical and surgical hospitals
Magellan Health Services, Inc. (NasdaqGS: MGLN)	2,969	1,652	Psychiatric hospitals / management services

[1]	Represents revenue reported by each company for the most recent full fiscal year available at the time we selected our peer group.

[2]	Represents market capitalization for each company as reported by Standard & Poor’s Capital IQ as of June 20, 2011.

Name	Reported Revenue (in millions)[1]	Market Capitalization (in millions)[2]	Standard Industry Classification Major Code
Kindred Healthcare, Inc. (NYSE: KND)	$4,360	$1,110	Skilled nursing care facilities
Amedisys, Inc. (NasdaqGS: AMED)	1,634	773	Home health care services
Gentiva Health Services, Inc. (NasdaqGS: GTIV)	1,447	594	Home health care services
Sunrise Senior Living, Inc. (NYSE: SRZ)	1,407	486	Skilled nursing care facilities
Sun Healthcare Group, Inc. (NasdaqGS: SUNH)	1,907	209	Skilled nursing care facilities
Health Management	5,115	2,661	General medical and
Percentile Rank Within Peer Group	64th	54th	surgical hospitals

We use an initial peer group of over 15 companies because it presents a larger group from which to conduct a statistically robust and relevant compensation analysis of the industries in which we compete for executive talent. However, we also review a more refined peer group composed of fewer companies that we directly compete with in the acute care hospital business. We use this additional targeted peer group because these companies are subject to the same level of regulatory oversight, have similar complex business models and are companies that we view as direct competitors for executive talent. These companies consist of the following:

Name	Reported Revenue (in millions)[1]	Market Capitalization (in millions)[2]
HCA Holdings, Inc.	$30,683	$17,651
Universal Health Services, Inc.	5,568	5,134
Tenet Healthcare Corporation	9,205	3,153
HealthSouth Corporation	1,999	2,449
Community Health Systems, Inc.	12,987	2,354
Lifepoint Hospitals, Inc.	3,262	2,052
Health Management	5,115	2,661
Percentile Rank Within Peer Group	36th	46th

Our practice is to align base salaries within a reasonable range around the median of our peer group companies, and to align performance-based incentive compensation above the median range of our peer group companies, in each case, taking into account factors such as individual experience or tenure with our company, specialized skills, achievement of performance goals, retention, the compensation committee’s desire to achieve a specified mix of compensation and other market factors. Based on a review of the compensation data from both sets of peer group companies, the compensation committee determined that no adjustments to target total direct compensation were warranted during 2011, other than an increase in Mr. Newsome’s annual base salary, as described in more detail below.

[1]	Represents revenue reported by each company for the most recent full fiscal year available at the time we selected our peer group.

[2]	Represents market capitalization for each company as reported by Standard & Poor’s Capital IQ as of June 20, 2011.

Tally Sheets. When making compensation decisions, the compensation committee periodically analyzes tally sheets prepared for each named executive officer. Tally sheets present the dollar amount of each component of compensation for each named executive officer. The purpose of tally sheets is to bring together, in summary form, all of the elements of actual and potential future compensation for our named executive officers, so that the compensation committee may analyze both the individual elements of compensation (including the weighting of each element as compared to each other element) and the aggregate amount of actual and potential compensation. During early 2012, the compensation committee used tally sheets and similar analytical tools, including a summary presentation of total direct compensation, to assist in its review of the compensation of our named executive officers who were then serving as executive officers. No compensation changes were made in early 2012 based on that review.

Key Elements of Compensation

Base Salary

Base salaries are determined by analyzing the scope of each named executive officer’s responsibilities and taking into account market compensation information received by the compensation committee as part of the compensation setting process. The compensation committee endeavors to set base salaries at levels that it believes to be within a reasonable range around the median of the base salaries paid to highly qualified senior executives at other companies engaged in businesses similar to ours, as described under the heading entitled “Use of Peer Group Compensation Data and Tally Sheets.”

Based on a report prepared by Towers Watson, the compensation committee reviewed Mr. Newsome’s performance and his 2011 base salary within the context of his overall target cash compensation and in comparison to our peer group. Based on this review and the compensation committee’s assessment of Mr. Newsome’s performance and leadership, the compensation committee approved a $100,000 increase in annual base salary for Mr. Newsome to $1,000,000 that became effective on August 1, 2011. No other modifications to the base salaries of our named executive officers were made during 2011.

Annual and Long-Term Incentive Compensation

The fundamental purpose of our incentive compensation programs is to challenge our named executive officers to achieve company performance targets for the benefit of stockholders and to enhance our ability to retain such executives. The compensation committee awards incentive compensation to our named executive officers in the form of annual incentive cash compensation to reward short-term performance and long-term incentive cash and equity compensation designed to reward long-term commitment to our company. The structure of our current annual incentive cash compensation program and our long-term incentive cash and equity compensation program was established by the compensation committee in 2008. Under this structure, a formulaic target percentage of base salary is established each year for each named executive officer’s annual and long-term incentive compensation. Annual incentive compensation is delivered in the form of cash. A specific mix of various types of equity compensation and cash is also established for each named executive officer’s long-term incentive compensation.

The compensation committee awards incentive compensation under our Amended and Restated 1996 Executive Incentive Compensation Plan, which we refer to as the EICP. The EICP is a comprehensive executive compensation plan that provides for the granting of stock options, stock appreciation rights, restricted stock, deferred stock and other stock-related awards, as well as other awards that may be settled in cash or other property. The compensation committee endeavors to align incentive compensation above the median range of the incentive compensation that is earned, or may be earned, by senior executives at other companies engaged in businesses comparable to ours, as described under the heading entitled “Use of Peer Group Compensation Data and Tally Sheets.”

Annual Incentive Cash Compensation. Annual incentive cash compensation for our named executive officers is intended to reward exemplary financial performance. Each of our named executive officers participates in the annual cash incentive compensation program. The amount that may be earned under the annual cash incentive compensation program is based on three components:

•	base salary;

•	the target cash award (expressed as a percent of base salary, which for 2011, ranged from 75% to 125%); and

•	our Adjusted EBITDA, as a percentage of our 2011 profit plan.

Annually, the board of directors approves what it believes to be a challenging internal profit plan. The compensation committee then approves an incentive plan based on that profit plan, providing for the payment of incentive cash compensation under the EICP for the upcoming year. After our year-end results are finalized, the compensation committee reviews our financial performance and approves the payment of cash awards based on achievement against the profit plan.

The compensation committee believes that the use of Adjusted EBITDA as a performance measure is consistent with our overall compensation philosophy that there should be a substantial and meaningful connection between the compensation of our named executive officers and the amount and quality of our earnings. For purposes of both our annual incentive cash compensation and long-term incentive cash and equity compensation programs, the compensation committee established a 2011 Adjusted EBITDA target of $800.3 million, which we refer to as our 2011 profit plan. At the time the 2011 profit plan was established, the compensation committee believed that it was challenging based on our historical Adjusted EBITDA performance, our projections for 2011 and the state of the economy.

As illustrated by the chart below, the 2011 annual incentive cash compensation program provided that:

•	no amount would be earned unless our Adjusted EBITDA achievement was at least 90% of our 2011 profit plan;

•	a threshold level of 50% of the target cash award would be earned if our Adjusted EBITDA achievement was equal to 90% of our 2011 profit plan;

•	the earned amount for Adjusted EBITDA achievement between 90% and 120% of our 2011 profit plan was based on a sliding scale; and

•	the maximum earned amount was capped at 150% of the target cash award.

For 2011, profit plan achievement was measured based on our 2011 Modified Adjusted EBITDA. Effective February 21, 2012, it was determined that we achieved the following performance level:

2011 Adjusted EBITDA Target (our “2011 Profit Plan”)	2011 Modified Adjusted EBITDA	Percentage Achievement Against 2011 Profit Plan
$800.3 million	$830.5 million	104%

This achievement resulted in an earned amount equal to 108% of the target cash award. The table below summarizes the amounts earned by our named executive officers under the 2011 annual incentive cash compensation program.

	Target Cash Award as a Percent of Base Pay	Target Cash Award	Actual Cash Award
Gary D. Newsome	125%	$1,177,084	$1,271,250
Kelly E. Curry	100	675,000	729,000
Robert E. Farnham	100	400,000	432,000
Joseph C. Meek	75	177,289	191,472
Timothy R. Parry	100	350,000	-	[1]

[1]	Mr. Parry waived his right to his annual incentive cash compensation in connection with his retirement.

Long-Term Incentive Cash and Equity Compensation. Long-term incentives have typically been provided through stock awards, performance-based cash and stock awards and service-based cash and stock awards under the EICP. The compensation committee has the authority to determine to whom such awards are granted, the number of shares or the amount of cash subject to each grant and the terms on which the grants are made, including vesting and performance criteria. By granting stock awards and performance-based stock awards, we provide our named executive officers with the opportunity to build a meaningful equity stake in our company. These equity awards allow our named executive officers to meet our required stock ownership objectives, assist us with the retention of our named executive officers and align the long-term interests of our named executive officers with both the amount and quality of our earnings and stockholder value.

On February 15, 2011, the compensation committee implemented the 2011 long-term incentive cash and equity compensation program, which pertains to our performance during 2011 and which we refer to as the 2011 Program. The 2011 Program was substantially the same as the 2010 long-term incentive cash and equity compensation program. The amount that could be earned under the 2011 Program was based on three components:

•	base salary;

•	the target award (expressed as a percent of base salary, which for 2011, ranged from 100% to 500%); and

•	our Adjusted EBITDA, as a percentage of our 2011 profit plan.

The compensation committee selected Adjusted EBITDA as the performance measure under the 2011 Program because it is a key indicator of our success, as described above under the subheading entitled “Executive Summary.” The mix of incentive compensation awarded to our named executive officers under the 2011 Program was as follows:

The table below summarizes the awards under the 2011 Program for our named executive officers.

	Target Award as a Percent of Base Pay	Service- Only Restricted Stock (1)	Performance- Based Restricted Stock (1)	Performance- Based Cash	Deferred Stock (1)
Gary D. Newsome	500%	$1,500,000	$1,500,000	$1,500,000	$-
Kelly E. Curry	250	562,500	562,500	562,500	-
Robert E. Farnham	175	233,333	233,333	233,333	-
Joseph C. Meek	100	-	-	-	236,385
Timothy R. Parry	125	145,833	145,833	145,833	-

(1)	The compensation committee based the number of shares awarded under the 2011 Program on the market value of our common stock ($9.67) at the close of business on February 15, 2011, the date of grant.

To satisfy the performance criterion under the 2011 Program, we needed to achieve at least 90% of our 2011 profit plan before any vesting of the performance-based awards could occur. The 2011 Program also provided for a “look-back” feature whereby a failure to vest in 2011 could be made up based on Adjusted EBITDA performance during 2012. The relationship between Adjusted EBITDA attainment and the percent of long-term incentive cash and equity awards that are eligible for vesting is set forth in the table below.

Percent of Targeted Adjusted EBITDA Achieved During Grant Year	Percent of Adjusted EBITDA- Based Performance Awards Eligible For Vesting

Less than 90.0%	0%
90.0% - 92.4%	50%
92.5% - 94.9%	60%
95.0% - 97.4%	75%
97.5% - 99.9%	90%
100.0% or Greater	100%

The performance-based cash and equity awards granted under the 2011 Program, as well as the service-only equity awards under such program, require continuous employment with us over a four-year period, which period commenced on March 1, 2011, with 25% of such awards vesting on each subsequent March 1.

Based on our achievement of approximately 104% of our 2011 profit plan, the compensation committee concluded on February 21, 2012 that our named executive officers had earned 100% of the performance-based awards under the 2011 Program, which correlates to the amounts set forth in the table below.

	Earned Long-Term Performance-Based Cash Compensation	Earned Long-Term Performance-Based Equity Awards (number of shares)
Gary D. Newsome	$1,500,000	155,119
Kelly E. Curry	562,500	58,170
Robert E. Farnham	233,333	24,130
Joseph C. Meek	-	8,148
Timothy R. Parry	145,833	15,081

Under the terms of the 2011 Program, the earned performance-based awards and the service-only awards do not fully vest until the continuous employment requirement has been met on each of March 1, 2012, 2013, 2014 and 2015. Because our named executive officers maintained continuous employment with us through March 1, 2012, 25% of their service-only and earned performance-based awards vested on such date, as set forth in the table below.

	Vested Long-Term Service-Only Equity Awards (number of shares)	Vested Long-Term Performance-Based Cash Compensation	Vested Long-Term Performance-Based Equity Awards (number of shares)
Gary D. Newsome	38,779	$375,000	38,779
Kelly E. Curry	14,542	140,625	14,542
Robert E. Farnham	6,032	58,333	6,032
Joseph C Meek	4,074	-	2,037
Timothy R. Parry[1]	3,770	36,458	3,770

On February 21, 2012, the compensation committee also applied the look-back feature of our 2008 long-term incentive compensation program and determined that we cumulatively achieved approximately 90% of our targeted 2008 Adjusted EBITDA, which resulted in incremental incentive compensation being earned by our named executive officers who participated in that program. Such earned amounts, which vested on February 21, 2012, were as follows (cash and shares of our common stock, respectively): Mr. Curry ($70,313 and 13,342 shares); Mr. Farnham ($29,167 and 5,535 shares); Mr. Meek ($7,031 and 1,334 shares); and Mr. Parry ($18,229 and 3,458 shares). Because he commenced employment with us in September 2008, Mr. Newsome did not participate in the 2008 long-term incentive compensation program. The look-back period under the 2008 Incentive Program has lapsed and, accordingly, all remaining unearned incentive awards thereunder have been forfeited.

Perquisites and Other Personal Benefits

We provide limited perquisites to our named executive officers. Our named executive officers are entitled to an annual automobile allowance or a company-leased vehicle and a $3,000 annual allowance for a club membership. Our named executive officers are entitled to the use of our aircraft for personal reasons; however, such use must be approved by our chief executive officer or his designee in advance. We do not provide any tax gross-up payments or other compensation to our named executive officers to cover their personal federal or state income tax obligations, except in the case of relocation costs or upon a change of ownership under the Health Management Associates, Inc. Supplemental Executive Retirement Plan, which we refer to in this proxy statement as the Supplemental Plan. The Supplemental Plan, which became effective on May 1, 1990, is discussed under the headings entitled “Pension Benefits at December 31, 2011” and “Potential Payments Upon Termination or Change in Control.”

[1]

Mr. Parry resigned as an executive officer of ours on January 5, 2012 and retired as an employee effective March 2, 2012. Other than these long-term incentive cash and equity awards, he waived his right to the other incentive-based awards granted under the 2011 Program.

Retirement Benefits

The Supplemental Plan, which is a defined benefit plan that is not intended to be tax-qualified, was established to provide a retirement benefit to executive officers and others who provide a minimum number of years of service to us and, accordingly, it provides an incentive for long-term retention. Each of our named executive officers participates in the Supplemental Plan. We believe that the benefits provided by the Supplemental Plan for our named executive officers are relatively modest in relation to similar retirement benefits provided by comparable companies, both in terms of the benefits payable upon retirement and the number of persons who participate in the plan.

We also maintain the Health Management Associates, Inc. Retirement Savings Plan, which we refer to in this proxy statement as the Retirement Savings Plan. The Retirement Savings Plan is a tax-qualified 401(k) plan that provides for both employer and employee contributions. Plan participants, including our named executive officers, can contribute a percentage of their eligible compensation to the Retirement Savings Plan, subject to limits prescribed by the Internal Revenue Service.

Use of Stock Ownership Objectives

The compensation committee believes that our named executive officers should hold a meaningful amount of our common stock in order to further align their interests and actions with the interests of our stockholders. Our stock ownership objectives are summarized below.

Position	Stock Ownership Objectives

Chief executive officer	Common stock with an aggregate value equal to at least five times combined annual base salary and annual incentive cash compensation

Other named executive officers	Common stock with an aggregate value equal to at least four times combined annual base salary and annual incentive cash compensation

Holdings of each of the following are included in determining compliance with our stock ownership objectives:

•	shares owned outright by the named executive officer, or his spouse or minor children;

•	shares owned indirectly through a retirement plan in which the named executive officer, or his spouse, participates;

•	shares owned indirectly through an employee stock purchase plan;

•	shares of unvested deferred or restricted stock that are subject to service-based vesting (but not shares of unvested deferred or restricted stock that are subject to performance-based vesting);

•	shares obtained through stock option exercises; and

•	shares beneficially owned in a trust by the named executive officer, or his spouse or minor children.

If circumstances warrant, the compensation committee has the discretion to modify the objectives for one or more of our named executive officers. On March 14, 2012, the compensation committee reaffirmed our stock ownership objectives and reviewed the compliance of our named executive officers who were then serving as executive officers. As part of that review, the compensation committee determined that Mr. Newsome and Mr. Curry had met their stock ownership objectives.

Recoupment Policy for Incentive Compensation

We maintain a recoupment policy covering all incentive compensation arrangements with our employees, including our named executive officers. Our corporate governance guidelines were amended on February 15, 2011 to clarify the application and scope of our recoupment policy. The recoupment policy provides that, in appropriate circumstances, the board of directors will require reimbursement of any annual or long-term incentive payment to an employee where: (1) the payment was based in whole or in part on achieving certain financial results that were subsequently the subject of a restatement of our consolidated financial statements; and (2) no payment or a lower payment would have been made to the employee based on the restated financial results. Since the adoption of our recoupment policy, all performance-based incentive compensation awarded to our named executive officers, including both annual and long-term incentive compensation, has been made subject to such policy. If necessary, the compensation committee expects to further amend the recoupment policy upon issuance of regulations implementing the incentive compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging Policy

Pursuant to our insider trading policy, our directors, executive officers and certain designated employees, including our named executive officers, are prohibited from speculating in our securities or engaging in transactions designed to hedge their ownership interests.

Certain Tax and Accounting Implications

The Impact of Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for compensation in excess of $1.0 million for its chief executive officer and the three most highly compensated named executive officers as of the end of any fiscal year, excluding the chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain conditions are met.

While the tax impact of any compensation arrangement is one factor that is considered by the compensation committee when evaluating and setting compensation, such tax impact is also evaluated by the compensation committee in light of our overall compensation philosophy and objectives. The EICP is structured so that annual and long-term incentive awards granted thereunder may qualify for the exemption from Section 162(m) for qualifying performance-based compensation. The compensation committee believes that circumstances exist where providing compensation that is not fully deductible for tax purposes may be necessary to achieve its compensation philosophy and objectives and may be in the best interests of our company and our stockholders. Accordingly, the compensation committee has granted, and may continue to grant, awards such as time-based restricted stock and enter into arrangements under which the related compensation is not fully deductible under Section 162(m) if and when the compensation committee determines such arrangements are in the best interests of our stockholders. We do not represent that the compensation of our named executive officers will be fully deductible for federal income tax purposes.

Accounting for Stock-Based Compensation. We account for stock-based compensation in accordance with the requirements of U.S. generally accepted accounting principles (“GAAP”), as discussed at Note 8 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2011.

Events Subsequent to December 31, 2011

In early January 2012, Mr. Parry indicated his intent to resign as our General Counsel and Corporate Secretary effective immediately and retire effective March 2, 2012. In recognition of his sixteen years of service with us, one of our subsidiaries entered into an agreement with Mr. Parry on January 19, 2012 regarding his retirement. Under this agreement, shortly after Mr. Parry retired on March 2, 2012, he received a payment of $329,004 and payment for twenty days of unused vacation time. Mr. Parry will also receive a payment of $229,004 on or about each of March 2, 2013 and March 2, 2014. Also, under this agreement, if Mr. Parry elects to purchase health insurance continuation coverage for himself and his eligible dependents, we will pay the premiums during the three-year period ending March 2, 2015. Lastly, our board of directors waived the requirement that Mr. Parry be employed by us until age 62 to allow Mr. Parry to qualify for benefits under the Supplemental Plan upon his retirement.

Compensation Committee Report1

The compensation committee, which is comprised entirely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement in accordance with Item 402(b) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Based on such review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our annual report on Form 10-K for the year ended December 31, 2011.

Compensation Committee:

Robert A. Knox, Chairman
Kent P. Dauten
William C. Steere, Jr.

[1]

The material in this report is not “soliciting material,” is not deemed to be filed with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

Compensation Program Risk Assessment

As part of the board’s oversight of the material risks that face our company (as described under the heading entitled “The Board of Directors’ Role in Risk Oversight”), the compensation committee is charged with the management of compensation-related risks. These risks include those associated with balancing short-term and long-term awards, as well as risks related to attracting and retaining experienced and proven leadership talent. The compensation committee considers the evaluation of compensation-related risks to be inherent in its responsibilities and evaluates the risks that we could face as a company as part of its design, implementation and ongoing monitoring of our compensation programs.

When setting the performance goals for our named executive officers’ incentive compensation programs, the compensation committee meets with management to review current budgets and financial projections along with any current initiatives that could impact our anticipated results for the upcoming fiscal year. The compensation committee believes that the achievement of a financial target is the appropriate measure on which to base our incentive compensation programs for our named executive officers. When setting the performance goals for our employees other than our named executive officers, the compensation committee, or its designee, considers additional quality metrics and other goals that are more readily within an employee’s control.

With respect to our named executive officers, the compensation committee believes that the combination of a competitive base salary, annual incentive cash compensation tied to the achievement of challenging financial goals, and long-term incentive cash and equity compensation also tied to those goals, with four-year vesting periods, results in an appropriate mix of short-term and long-term awards that align compensation with the interests of our stockholders, while at the same time appropriately motivating our executives to successfully implement our business plans.

When evaluating compensation-related risks, the compensation committee also considers various risk mitigation features in our executive compensation programs, including maximum caps on our incentive compensation programs and our recoupment policy for incentive compensation. In addition, when calculating whether the financial target used for incentive compensation purposes has been met, the compensation committee has the discretion to include or exclude unique items. Moreover, our named executive officers are subject to robust stock ownership objectives. Our stock ownership objectives require our chief executive officer to hold shares of our common stock with an aggregate value equal to at least five times his combined annual base salary and annual incentive cash compensation. Our stock ownership objectives require each of our other named executive officers to hold shares of our common stock with an aggregate value equal to at least four times their combined annual base salary and annual incentive cash compensation. We believe that establishing stock ownership objectives that are determined based on multiples of base salary and annual incentive cash compensation has the effect of making those objectives more rigorous than those maintained by many of our peers, and helps to enhance the alignment between our named executive officers and our stockholders.

The compensation committee believes that any risks arising from our compensation policies and programs for our named executive officers and our other employees are not reasonably likely to have a material adverse effect on us. The compensation committee assesses the risks of our compensation policies and programs at least annually.

2011 Summary Compensation Table

The table below presents information regarding the compensation of our president and chief executive officer (our principal executive officer), our executive vice president and chief financial officer (our principal financial officer) and certain other highly compensated executive officers for services rendered to us in all capacities during each of the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary (1)	Bonus		Stock Awards (3)	Non- Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total

Gary D. Newsome President and Chief Executive Officer (principal executive officer)	2011	$941,667	$-		$ 3,000,000	$ 2,396,250	$ 589,004	$ 179,029	$ 7,105,950
	2010	900,000	-		3,000,000	1,897,500	421,345	165,499	6,384,344
	2009	900,000	1,000,000	(2)	1,320,000	375,000	544,475	166,589	4,306,064

Kelly E. Curry Executive Vice President and Chief Financial Officer (principal financial officer)	2011	675,000	-		1,125,000	1,326,656	226,727	51,752	3,405,135
	2010	675,000	-		1,125,000	1,075,219	164,846	39,897	3,079,962
	2009	675,000	-		495,000	1,004,906	218,029	56,910	2,449,845

Robert E. Farnham Senior Vice President - Finance	2011	400,000	-		466,666	679,917	181,370	49,585	1,777,538
	2010	400,000	-		466,666	568,417	76,232	30,041	1,541,356
	2009	400,000	-		205,334	539,249	175,877	30,392	1,350,852

Joseph. C. Meek Vice President and Treasurer	2011	236,385	-		236,385	266,988	149,892	32,997	922,647
	2010 2009	235,419 231,750	- -		236,385 -	248,580 252,805	108,371 142,391	28,880 20,823	857,635 647,769

Timothy R. Parry Senior Vice President, General Counsel and Corporate Secretary (7)	2011	350,000	-		291,666	154,947	182,894	35,392	1,014,899
	2010	350,000	-		291,666	457,260	132,975	24,640	1,256,541
	2009	350,000	-		128,334	439,031	175,877	55,029	1,148,271

(1)	The amounts presented include cash compensation earned and paid and cash compensation deferred at the election of the named executive officer under the Retirement Savings Plan.

(2)	This amount is a guaranteed cash bonus earned by Mr. Newsome as a result of his continued employment with us as our president and chief executive officer through December 31, 2009.

(3)	The amounts presented in this column represent the estimated grant date fair values of restricted stock and deferred stock awards determined in accordance with GAAP. The grant date fair value of the performance-based stock awards reflected in this column is the target payout based on the probable outcome of the performance condition, determined as of the grant date. Under our 2011 Program, there is no additional compensation delivered for performance in excess of the target. Therefore, the target payout is the same as the maximum payout. Such amounts do not reflect the actual value that may be realized by the recipients. A discussion of the assumptions and methodologies used to estimate the grant date fair value of our stock-based awards is set forth at Note 8 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual reports on Form 10-K for each of the years ended December 31, 2011, 2010 and 2009. Restricted stock and deferred stock awards were made under the EICP.

(4)	For a discussion of our 2011 annual and long-term incentive cash programs, refer to the descriptions under the subheadings “Annual Incentive Cash Compensation” and “Long-Term Incentive Cash and Equity Compensation,” respectively. In addition to the amounts earned under the 2011 annual incentive cash compensation program and the 2011 Program, the amounts in this column for the year ended December 31, 2011 also include awards that vested based on service under our 2010, 2009 and 2008 long-term incentive cash programs, which we refer to as the 2010 Program, the 2009 Program and the 2008 Program, respectively.

(5)	The amounts presented in this column reflect the changes in actuarial present values of future benefits under the Supplemental Plan. For 2011, 2010 and 2009, the discount rates were 4.32%, 5.02% and 5.62%, respectively. The downward trend in discount rates effectively increased the present value of the future benefits for each of our named executive officers in each of the past three years. See the heading entitled “Pension Benefits at December 31, 2011” for more information regarding the Supplemental Plan and certain key actuarial assumptions.

(6)	The amounts presented in this column reflect payments by us to or on behalf of each named executive officer as an automobile allowance (or a leased vehicle on behalf of the named executive officer), the amount attributable to each named executive officer’s personal use of our aircraft, health and life insurance payments on behalf of each named executive officer and his beneficiaries, company 401(k) matching contributions, club membership allowances and personal tax services paid by us. The personal use of our aircraft included in the table below is based on the aggregate incremental per mile cost to us, determined using the flight mileage flown from origination to destination. The types and costs of the perquisites and other personal benefits provided to our named executive officers during the year ended December 31, 2011 are summarized in the table below.

	Gary D. Newsome	Kelly E. Curry	Robert E. Farnham	Joseph C. Meek	Timothy R. Parry

Automobile	$13,721	$12,000	$12,000	$12,093	$11,156

Personal Use of Aircraft	44,010	21,390	19,786	-	-

Health Insurance	3,869	6,410	6,447	10,552	14,264

Life Insurance	2,622	4,902	4,902	4,902	4,902

401(k) Matching Contributions	2,450	2,450	2,450	2,450	1,170

Club Membership Allowances	3,000	3,000	3,000	3,000	3,000

Tax Services	-	1,600	1,000	-	900

In addition to the items in the above table, during 2011 Mr. Newsome received $80,432 for reimbursed relocation costs and a related tax gross up payment of $28,925.

(7)	Mr. Parry resigned as an executive officer of ours on January 5, 2012 and retired as an employee effective March 2, 2012.

2011 Grants of Plan-Based Awards

The table below presents information regarding grants of annual and long-term incentive cash awards, restricted stock awards and deferred stock awards to our named executive officers during the year ended December 31, 2011. There can be no assurances that the grant date fair values of the awards described below will ever be realized by the named executive officers.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary D. Newsome	Annual Incentive Cash	2/15/11	$588,542	$1,177,084	$1,765,626
	Long-Term Incentive Cash	2/15/11	750,000	1,500,000	1,500,000
	Restricted Stock – Service-Only	2/15/11							155,119	$1,500,000
	Restricted Stock – Performance	2/15/11				77,560	155,119	155,119		1,500,000

Kelly E. Curry	Annual Incentive Cash	2/15/11	337,500	675,000	1,012,500
	Long-Term Incentive Cash	2/15/11	281,250	562,500	562,500
	Restricted Stock – Service-Only	2/15/11							58,170	562,500
	Restricted Stock – Performance	2/15/11				29,085	58,170	58,170		562,500

Robert E. Farnham	Annual Incentive Cash	2/15/11	200,000	400,000	600,000
	Long-Term Incentive Cash	2/15/11	116,667	233,333	233,333
	Restricted Stock – Service-Only	2/15/11							24,130	233,333
	Restricted Stock – Performance	2/15/11				12,065	24,130	24,130		233,333

Joseph C. Meek	Annual Incentive Cash	2/15/11	88,645	177,289	265,934
	Restricted Stock – Service-Only	2/15/11							16,297	157,590
	Deferred Stock – Performance	2/15/11				4,074	8,148	8,148		78,795

Timothy R. Parry	Annual Incentive Cash	2/15/11	175,000	350,000	525,000
	Long-Term Incentive Cash	2/15/11	72,917	145,833	145,833
	Restricted Stock – Service-Only	2/15/11							15,081	145,833
	Restricted Stock – Performance	2/15/11				7,541	15,081	15,081		145,833

(1)	The amounts shown in this column reflect the incentive cash compensation amounts that would have been earned during 2011 had the company achieved 100% of its profit plan. The actual annual incentive cash compensation earned was higher for all of our named executive officers (other than Mr. Parry who waived his right to his annual cash award under the 2011 Program) because the company achieved approximately 104% of its 2011 profit plan. Such amounts are included in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table. The amounts of long-term incentive cash compensation earned in 2011 and paid subsequent to December 31, 2011 under the 2010 Program, the 2009 Program and the 2008 Program are also included in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table for the year ended December 31, 2011. For more information regarding annual incentive cash compensation and long-term incentive cash compensation under the EICP, see the subheading entitled “Annual and Long-Term Incentive Compensation.”

(2)	The dollar values of the restricted stock awards disclosed in this column represent the estimated grant date fair values of such awards determined in accordance with GAAP. A discussion of the assumptions and methodologies used to estimate the grant date fair values of our stock-based awards is set forth at Note 8 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2011.

Other Material Information

We do not maintain employment agreements with any of our named executive officers. As discussed in greater detail in the CD&A, annual incentive cash compensation awards were granted under the EICP, with the earned amount determined based on the achievement of an annual financial target. Annual incentive cash compensation awards are fully vested when earned.

The information in the 2011 Summary Compensation Table and the 2011 Grants of Plan-Based Awards Table include the grant date fair values of awards granted under our long-term incentive equity compensation programs. The value awarded under the 2009 Program was reduced by the compensation committee in response to the distressed equity and credit markets in 2009. The compensation committee took this approach to develop appropriate incentives for our management team while at the same time mitigating the dilutive effects to our stockholders. If not for this decision to reduce the value awarded under the 2009 Program, at a time when our stock price was depressed due to broader market conditions, the grant date fair value of the 2009 long-term incentive equity compensation awards would have been equal to the grant date fair value of the 2010 and 2011 long-term incentive equity compensation awards, except for Mr. Meek, who did not receive a long-term incentive equity compensation award under the 2009 Program.

The material terms of our named executive officers’ annual compensation, including annual base salary, annual incentive cash compensation, long-term incentive cash and equity compensation, perquisites and other personal benefits and retirement benefits are described more fully in the CD&A. We encourage you to read the above tables and the related footnotes in conjunction with such information.

Outstanding Equity Awards at December 31, 2011

The table below presents information regarding the number of unexercised stock options, the number of shares and value of unvested deferred stock awards and the number and value of unvested restricted stock awards at December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Gary D. Newsome	375,000	125,000 (1)	$4.75	9/12/2018
					375,000 (5) 306,123 (7) 155,119 (8)	$2,763,750 2,256,127 1,143,227
							155,119 (9)	$1,143,227

Kelly E. Curry					20,000 (3) 20,870 (2) 46,697 (4) 140,626 (5) 114,797 (7) 58,170 (8)	147,400 153,812 344,157 1,036,414 846,054 428,713
							26,684 (6)	196,661
							58,170 (9)	428,713
Robert E. Farnham	60,395 60,395 100,659	- - -	$9.91 9.22 11.31	5/21/2012 5/20/2013 5/18/2014	21,201 (2) 19,371 (4) 58,335 (5) 47,620 (7) 24,130 (8)	156,251 142,765 429,929 350,959 177,838
							11,070 (6) 24,130	81,586 177,838
Joseph C. Meek					2,391 (2) 4,671 (4) 24,121 (7) 16,297 (8)	17,622 34,426 177,772 120,109
							2,668 (6) 8,148 (9)	19,663 60,051
Timothy R. Parry	60,395 60,395 80,527	- - -	$9.91 9.22 11.31	5/21/2012 5/20/2013 5/18/2014
					21,643 (2) 12,107 (4) 36,460 (5) 29,762 (7) 15,081 (8)	159,509 89,229 268,710 219,346 111,147
							6,918 (6) 15,081 (9)	50,986 111,147

(1)	Assuming continuous service as an employee with us, this stock option vests on September 13, 2012.

(2)	This deferred stock award vested on February 19, 2012.

(3)	Assuming continuous service as an employee with us, this deferred stock award will vest on July 1, 2012.

(4)	This restricted stock award vested on January 1, 2012.

(5)	One-half of this restricted stock award vested on March 1, 2012. Assuming continuous service as an employee with us, the remainder of this restricted stock award will vest on March 1, 2013.

(6)	This restricted stock award under the 2008 Program was subject to a performance condition (achievement of Adjusted EBITDA target on a cumulative basis), as well as a four-year service requirement that commenced on January 1, 2008. On February 21, 2012, the compensation committee concluded that our participating named executive officers had earned 90% of this performance-based restricted stock award. Accordingly, one-half of the stock awards disclosed in the above table were earned by those named executive officers and vested on February 21, 2012. The remaining unearned stock awards under the 2008 Program were forfeited on that date.

(7)	One-third of this restricted stock and/or deferred stock award vested on March 1, 2012. Assuming continuous service as an employee with us, the remainder of this stock award will vest in equal installments on each of March 1, 2013 and 2014.

(8)	One-fourth of this restricted stock award and/or deferred stock award vested on March 1, 2012. Assuming continuous service as an employee with us, the remainder of this stock award will vest in equal installments on each of March 1, 2013, 2014 and 2015.

(9)	This restricted stock and/or deferred stock award (in the case of Mr. Meek) under the 2011 Program is subject to a performance condition (achievement of an Adjusted EBITDA target), as well as a four-year service requirement. On February 21, 2012, the compensation committee concluded that our named executive officers had earned 100% of this performance-based equity award. Accordingly, all such shares disclosed in the above table have been earned by our named executive officers. One-fourth of this stock award vested on March 1, 2012 and, assuming continuous service as an employee with us, the remaining stock award will vest in equal installments on each of March 1, 2013, 2014 and 2015.

Option Exercises and Stock Vested in 2011

The table below presents information regarding the number and value of stock awards vested and stock options exercised during 2011 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting (1) (3)	Value Realized on Vesting (4)

Gary D. Newsome	-	$ -	289,540	$2,825,910

Kelly E. Curry	-	-	175,273	1,724,391

Robert E. Farnham	201,317	630,093	84,447	817,336

Joseph C. Meek	-	-	12,710	123,022

Timothy R. Parry	86,063	161,368	59,082	571,530

(1)	We do not impose equity holding periods on shares acquired through the exercise of stock options or restricted stock following the lapse of the restrictions on such shares.

(2)	The value realized on exercise of stock options is determined by subtracting the exercise price of the stock option from the selling price of the related common stock and multiplying the resulting amount by the applicable number of shares underlying the stock options.

(3)	Amounts in this column exclude the following long-term incentive equity awards that vested in January, February and March 2012: Mr. Newsome – 367,098, Mr. Curry – 218,570, Mr. Farnham – 103,210, Mr. Meek – 22,547 and Mr. Parry – 72,898.

(4)	The value realized on the vesting of stock awards is based on the closing price of our common stock on the vesting date multiplied by the number of shares that vested on such date.

Pension Benefits at December 31, 2011

The table below presents information as of December 31, 2011 regarding retirement benefits and payments made to each of our named executive officers who participated in the Supplemental Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year

Gary D. Newsome	Supplemental Plan	3	$ 3,760,028	$ -

Kelly E. Curry	Supplemental Plan	17	1,615,201	-

Robert E. Farnham	Supplemental Plan	26	1,244,662	-

Joseph C. Meek	Supplemental Plan	4	1,028,646	-

Timothy R. Parry	Supplemental Plan	16	1,302,929	-

The Supplemental Plan is a deferred compensation plan for key executives and is not intended to be tax-qualified. The Supplemental Plan was established to provide a retirement benefit to key executives who provide a minimum number of years of service to our company. Historically, the retirement benefit each participant is eligible to receive under the Supplemental Plan is determined by the compensation committee in consultation with the board and is based on the responsibilities of the participant. The level of benefits payable under the Supplemental Plan may be changed periodically by the compensation committee to reflect a change in an executive’s title, responsibilities and accomplishments. The annual payment to each of our named executive officers, upon each named executive officer reaching age 62 and assuming he qualifies for payments under the Supplemental Plan at such time, is estimated to be as follows: Mr. Newsome - $400,000; Mr. Curry- $150,000; Mr. Farnham - $121,000; Mr. Meek - $100,000; and Mr. Parry - $121,000. Furthermore, Mr. Newsome is entitled to a reduced annual payment of $250,000 if he retires between age 55 and 62.

Under the Supplemental Plan, except as set forth below, a participant qualifies for benefits upon the later of (1) the date the participant reaches age 62; or (2) five years after commencing participation in the plan. Additionally, a participant must not compete with us while receiving benefits under the Supplemental Plan. Assuming he satisfies the other Supplemental Plan requirements, Mr. Newsome can avail himself of a reduced early retirement benefit if he retires between age 55 and 62 as described above. The retirement benefit that each of the above participants receives will be paid monthly for the longer of ten years or the remainder of the participant’s life. In the event that a participant dies after qualifying for retirement benefits under the Supplemental Plan but before the end of the ten-year period, the remaining benefits payable will be paid to the participant’s designated beneficiary or legal representative. With respect to participants who have met the above qualifications, a “rabbi trust” can also be established to hold our contributions.

Generally, no benefit is paid under the Supplemental Plan if employment is terminated before a participant reaches age 62 (or age 55 in the case of Mr. Newsome), regardless of the reason. However, benefits are payable following a change of ownership of the company as described below under “Potential Payments Upon Termination or Change in Control.” Also, our board of directors, in its sole discretion, may waive the continuous employment requirement, with the result that a participant would not forfeit his or her benefit under the Supplemental Plan upon a termination of employment prior to reaching age 62 (or age 55 in the case of Mr. Newsome). In the event that our board took such action, as it did in connection with Mr. Parry’s retirement, payments would commence upon the participant’s termination of employment, subject to the applicable six-month delay in payment under Section 409A of the Code.

No retirement benefit payments will be made to a named executive officer or his beneficiary under the Supplemental Plan if the named executive officer engages in “competitive activities” without the prior written consent of our board of directors. Competitive activities under the Supplemental Plan include (1) directly or indirectly engaging in a business similar to the business of the company and/or (2) owning, managing, operating, controlling, being employed by or having a financial interest in, or being connected in any manner with, the ownership, management, operation or conduct of any such similar business. Mere ownership (directly, indirectly or beneficially) of the stock of a publicly traded corporation representing less than five percent of such corporation’s outstanding stock is not considered a competitive activity under the Supplemental Plan.

We used actuarially-based techniques and methodologies to develop a model designed to estimate the present values of the accumulated benefits presented in the above table. The model we developed used discount rates of 4.32% and 5.02% at December 31, 2011 and 2010, respectively, and the Male RP 2000 Mortality Table (combined healthy rates) projected to 2011 at December 31, 2011 and projected to 2010 at December 31, 2010.

Potential Payments Upon Termination or Change in Control

General. We do not maintain employment agreements with any of our named executive officers and do not have a formal severance policy that provides for payments or benefits to a named executive officer in the event of a termination of employment, other than with respect to a change of ownership, as described below. The compensation committee has the discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive officer in the event of a termination of employment.

The plans discussed below provide for payments to each of our named executive officers in the event of a change of ownership or a change in control of the company. In addition, the awards to our named executive officers under our long-term incentive cash and equity compensation programs provide for accelerated vesting and/or payment in the event of death or disability. No amounts would be payable to our named executive officers in the event of a voluntary termination of employment or any involuntary termination of employment other than due to death, disability or retirement. As of December 31, 2011, none of our named executive officers would have been retirement eligible under the terms of our compensation arrangements.

Supplemental Plan. Our named executive officers are eligible to receive payments under the Supplemental Plan, if certain criteria are met upon eligible retirement, as described under the subheading entitled “Pension Benefits at December 31, 2011,” or following a change in ownership of the company.

A change of ownership of the company is generally defined under the Supplemental Plan as (1) the acquisition, whether directly, indirectly, beneficially or of record, by any person or entity (including any group of associated persons acting in concert), of our common stock that results, after such acquisition, in such person or entity owning 25% or more of our common stock, or (2) a change in the ownership of more than 33% of the fair market value of our assets, excluding the value of any liabilities underlying such assets. A change in ownership is generally not deemed to occur if such acquisition is by us or any employee benefit plan of ours within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

Upon a change of ownership, a “rabbi trust” must be established for each participant who has not yet reached his or her normal retirement date (the later of attaining age 62 or the fifth anniversary of the date upon which the participant commenced participation in the Supplemental Plan). Such rabbi trust is required to be funded with the actuarial equivalent of a participant’s retirement benefit under the Supplemental Plan, which benefit is required to be paid to the participant from the trust in a lump sum as soon as practicable after the termination of the participant’s employment for any reason. If a change of ownership occurs after a participant has reached his or her normal retirement date, the actuarial equivalent of the remaining benefits must be paid directly to the participant in a lump sum. Additional rules apply if the change of ownership constitutes a “change in ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” as defined under Section 409A of the Code. Any benefits payable to our named executive officers upon their termination of employment will be paid after a six-month holding period.

In the event of a change in ownership, we must also compensate each participant in the Supplemental Plan, on an after-tax basis, for: (1) Medicare and FICA taxes; (2) the increase in the effective rate of federal and state income taxes resulting from such lump sum payment; and (3) any excise taxes resulting from the lump sum actuarial payment, such amounts being referred to below as the “tax gross up.” For participants in the Supplemental Plan who have reached their normal retirement date, we are required to make such tax gross up payments directly to the participant. For participants who have not yet reached their normal retirement date, we are required to make an additional deposit to the rabbi trust described above in an amount equal to the tax gross up, based on the tax rates in effect for the participant on the date of such deposit. At the time a participant in the Supplemental Plan receives a distribution from the rabbi trust, if the amount held in the trust for such participant is insufficient to make the actual tax payments designed to be covered by the tax gross up deposit, we are required to make a payment for the difference. Similarly, any funds held in the rabbi trust in excess of the amounts necessary to make the required tax gross up payments to a participant will be returned to us.

EICP. If a change of control occurs, awards made under the EICP will be impacted as follows:

•

All stock options that were not previously vested shall become fully vested as of the time of the change of control and shall remain exercisable for the balance of their stated terms without regard to any termination of employment.

•

Stock option holders shall be entitled to elect, during the 60-day period immediately following a change of control, in lieu of acquiring the shares of stock underlying such options, to receive in cash the excess of the change in control price (such price being the higher of (1) the amount of cash and fair market value of property that is the highest price per share paid in any transaction triggering the change of control, or (2) the highest fair market value (i.e., closing price per share on the company’s principal stock exchange or market) at any time during the 60-day period preceding and following the change of control) over the exercise price of the option, multiplied by the number of shares of common stock subject to the option.

•

All restrictions, deferral of settlement and forfeiture conditions applicable to any restricted stock and deferred stock awards shall lapse and such awards shall be deemed fully vested as of the time of the change of control.

•

All performance goals and conditions will be deemed to be met if and to the extent provided by the compensation committee in the award agreement relating to such award. Awards made under our long-term incentive compensation programs will be deemed to be met at the 100% level.

A change of control is deemed to occur under the EICP upon:

•	The acquisition by any person or entity of beneficial ownership of 25% or more of our outstanding common stock;

•

The consummation of a reorganization, merger, consolidation, complete liquidation or dissolution of the company or sale of all or substantially all of the company’s assets, other than a transaction with a person who is a recipient of an award under the plan or an entity controlled by such person; or

•

In general, a change in the composition of our board of directors such that the individuals who made up the board of directors prior to the change of control transaction cease for any reason to be a majority of the board of directors.

A change of control will not be deemed to occur under the EICP upon (1) consummation of a transaction with any entity that immediately prior to the transaction was a subsidiary of ours or an employee benefit plan of ours, if immediately following the transaction the surviving entity is controlled by such employee benefit plan and/or the persons who controlled the company immediately prior to such transaction, as the case may be, and (2) consummation of any transaction pursuant to which more than 50% of our shares of common stock remain owned by substantially the same persons and in substantially the same proportions as existed prior to the transaction.

We believe that accelerating the vesting of outstanding equity awards in the event of a change in control is common both in our industry and in similarly situated companies outside our industry. We believe that accelerating the vesting of outstanding equity awards in the event of a change in control aligns the interests of our named executive officers with the interests of our stockholders by motivating each named executive officer to work toward the completion of a transaction and incentivizing them to remain with us prior to the occurrence of such an event. Additionally, an acquiring company may not desire to, or be able to, replace such outstanding awards with comparable awards, and we do not believe that our named executive officers should lose the benefit of their outstanding awards in such a situation.

The table below outlines the potential payments and benefits payable to each named executive officer in the event of a change of ownership under the Supplemental Plan, a change of control under the EICP and death or disability, in each case as if such events had occurred on December 31, 2011. Unless otherwise specified, all potential payments in the table below are assumed to have been made by the company in a lump-sum. For purposes of the table below, a change of ownership and a change of control are collectively referred to as a “change of control.”

	EICP				Supplemental Plan
Named Executive Officer	Deferred Stock (1)	Restricted Stock (1)	Stock Options (2)	Long-Term Incentive Cash (3)	Actuarial Retirement Benefits (4)	Excise Tax and Tax Gross Up Payments (5)	Total

Gary D. Newsome Change of Control Death or Disability (6)
	$-	$ 7,306,331	$548,750	$3,375,000	$ 5,548,121	$1,989,618	$18,767,820
	-	6,734,717	548,750	3,000,000	-	-	10,283,467

Kelly E. Curry Change of Control Death or Disability (6)
	301,212	3,280,712	-	1,511,719	2,234,948	708,798	8,037,389
	301,212	2,525,537	-	1,125,000	-	-	3,951,749

Robert E. Farnham Change of Control Death or Disability (6)
	156,251	1,360,915	-	627,082	1,759,532	556,343	4,460,123
	156,251	1,047,645	-	466,666	-	-	1,670,562

Joseph C. Meek Change of Control Death or Disability (6)
	375,554	54,089	-	140,484	1,454,158	535,081	2,559,366
	330,514	-	-	115,875	-	-	446,389

Timothy R. Parry (7) Change of Control Death or Disability (6)
	159,509	850,565	-	391,926	1,802,858	569,181	3,774,039
	159,509	654,776	-	291,666	-	-	1,105,951

(1)	The amounts attributable to the vesting of stock awards in the event of a change of control have been calculated by multiplying the closing price of our common stock on December 30, 2011 (the last business day of the year), which was $7.37, by the number of unvested shares subject to the award. In the event of a change of control, restricted stock dividends and interest that are held in escrow would automatically vest and become payable to our named executive officers; however, there were no such amounts at December 31, 2011.

(2)	The amounts payable in the event of a change of control have been calculated by subtracting the exercise price of all unvested in-the-money stock options from the closing price of our common stock on November 11, 2011 ($9.14), that being the highest price in the 60-day period before and after December 31, 2011, and multiplying the resulting amount by the number of shares underlying such stock options.

(3)	The cash component of our long-term incentive compensation programs is fully vested upon the occurrence of a change of control. Disclosed in this column is the dollar amount of unvested cash incentive compensation as of December 31, 2011 that would vest upon the occurrence of a change of control.

(4)	The actuarial retirement benefit was calculated using a 2.11% discount rate, which represented the annual interest rate on ten-year U.S. Treasury securities on December 1, 2011, as required by the Supplemental Plan upon a change of ownership. The other actuarial assumptions used to derive the pension benefits described under the heading entitled “Pension Benefits at December 31, 2011” remained the same.

(5)	For purposes of the schedule, we assumed that each of our named executive officers is already in the highest federal income tax bracket (i.e., 35%) and has paid the maximum annual FICA tax required for the year ended December 31, 2011. We further assumed that no state income taxes would result from the change in control payments attributable to the Supplemental Plan, primarily because state income taxes are generally not assessed on individuals domiciled in Florida.

(6)	In the event of death or disability, the amounts payable and the vesting of stock awards will be governed by the underlying compensation programs or individual award agreements, which generally provide for accelerated vesting or continued vesting over a 36-month period following the occurrence of either event. Moreover, no retirement benefits are provided under the Supplemental Plan in the event of death or disability prior to attaining normal or early retirement age.

(7)	Mr. Parry resigned as an executive officer of ours on January 5, 2012 and retired as an employee effective March 2, 2012. In recognition of his sixteen years of service with us, one of our subsidiaries entered into an agreement with him on January 19, 2012 regarding his retirement. Certain details of that agreement are set forth above in the CD&A under the heading “Events Subsequent to December 31, 2011.”

DIRECTOR COMPENSATION

Attracting and retaining highly qualified directors is fundamental to our company’s success. The compensation paid to our independent directors for service on the board of directors and board committees is determined by the compensation committee. Generally, the compensation committee sets director compensation at a level that is intended to provide an incentive for current directors to continue in their roles and for new directors to join our board of directors. Our director compensation program consists of both cash and equity components. We also reimburse our directors for reasonable expenses incurred in connection with their attendance at board and committee meetings and educational seminars.

Only our independent directors receive the compensation described below under “Cash Compensation” and “Stock Compensation.” Mr. Newsome, our president and chief executive officer, is not considered to be independent under applicable New York Stock Exchange and Securities and Exchange Commission rules. Therefore, Mr. Newsome did not receive the compensation described in this section. All compensation paid to Mr. Newsome is presented in the 2011 Summary Compensation Table above.

Mr. Schoen, our non-executive chairman of the board, is presently receiving $1.0 million per year under the Supplemental Plan, which he is entitled to receive during his lifetime due to his prior service as our chief executive officer. Mr. Schoen’s benefit under the Supplemental Plan is not related to or otherwise increased or enhanced based on his service as a member of our board of directors or as our non-executive chairman of the board. In the event Mr. Schoen’s spouse survives him, the Supplemental Plan provides that she will continue to receive the same annual retirement payment for her life, but in no event for more than ten years after his death. For more information regarding the Supplemental Plan, see the heading entitled “Pension Benefits at December 31, 2011.”

Cash Compensation

Each of our independent directors was paid a quarterly cash retainer of $15,000 during 2011 for his or her service as a director. The chairman of each of the audit committee, compensation committee, and corporate governance and nominating committee received an additional $5,000 per year.

During 2011, each independent director also received $5,000 for each board meeting attended and each committee member received the following fees: $3,000 for each audit committee meeting attended; $2,000 for each corporate governance and nominating committee meeting attended; and $2,000 for each compensation committee meeting attended.

In addition to the independent director fees described above, Mr. Knox received $25,000 of supplemental compensation for his service as our lead director in 2011.

Mr. Schoen’s duties and responsibilities include, among other things, scheduling meetings of the board of directors, preparing agendas and reviewing our business plans, budgets, business strategies, financial statements and other financial information. Mr. Schoen also periodically reviews our commercial and investment banking relationships and any contemplated capital markets transactions. Mr. Schoen receives the independent director fees as described above, as well as supplemental consideration of $200,000, for his service as our non-executive chairman.

Stock Compensation

On January 1, 2011, each of our independent directors received a deferred stock award under the EICP valued at approximately $145,000. Deferred stock awarded to directors under the EICP vests on a pro rata basis over a four-year period, assuming continuous service on the board of directors during such period. Prior to the delivery of any shares of deferred stock under the EICP, a director does not have any of the rights of a stockholder with respect to such shares, including the right to receive dividends and the right to vote such shares at any stockholders’ meeting. However, directors are entitled to dividend equivalents on their deferred stock. Any such dividend equivalents are subject to the same vesting conditions and are payable in cash, without interest, at the same time that the deferred stock vests. If a director dies or becomes disabled prior to the complete vesting of a deferred stock award under the EICP, the unvested portion of the stock award will immediately vest. If a director voluntarily resigns from the board of directors on or after his or her 65th birthday, the unvested portion of the stock award will continue to vest over the remainder of the four-year service period.

If our board of directors so determines, in its discretion, we may make a cash payment to a director in connection with: (1) the award of restricted stock and/or deferred stock; (2) the vesting or lapsing of restrictions applicable to restricted stock and/or deferred stock; or (3) the payment by a director of any taxes related thereto. No such payments were made by us during 2011.

Stock Ownership Objective

On February 21, 2012, the corporate governance and nominating committee reaffirmed our stock ownership objective for independent directors, which is summarized below.

Ownership Objective	Common stock or equivalents with an aggregate value equal to at least five times the annual cash retainer payable to such independent director

Target Date	Within a five-year period of joining the board of directors

Our board of directors believes that stock ownership by directors strengthens their commitment to the long-term future of our company and further aligns their interests with those of our stockholders. Accordingly, our corporate governance and nominating committee monitors the progress made by our independent directors in meeting our independent director stock ownership objective. During February 2012, the corporate governance and nominating committee reviewed director compliance with the above stock ownership objective and determined that all of our directors were compliant. Dr. Goldschmidt, who joined our board of directors on June 2, 2011, has five years from such date to meet the stock ownership objective.

2011 Director Compensation Table

The table below presents information regarding the compensation of our independent directors during the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2) (3) (4)	All Other Compensation	Total

Kent P. Dauten	$ 131,000	$ 143,100	$-	$ 274,100

Pascal J. Goldschmidt, M.D.	55,000 (5)	83,472	-	138,472

Donald E. Kiernan	129,000	143,100	-	272,100

Robert A. Knox	140,000	143,100	-	283,100

William E. Mayberry, M.D. (retired) (6)	113,000	143,100	-	256,100

Vicki A. O’Meara	98,000	143,100	-	241,100

William J. Schoen (7)	295,000	143,100	171,376 (7)	609,476

William C. Steere, Jr.	107,000	143,100	-	250,100

Randolph W. Westerfield, Ph.D.	113,000	143,100	-	256,100

(1)	Other than Dr. Goldschmidt, each independent director was granted 15,000 shares of deferred stock on January 1, 2011 under the EICP. The market value of our common stock on December 31, 2010, the last trading day prior to the grant date, was $9.54. The amounts presented in this column represent the estimated grant date fair value for each such award calculated in accordance with GAAP on the same basis as disclosed at footnote 3 to the 2011 Summary Compensation Table. These amounts do not reflect the actual value that may be realized by the recipients.

(2)	The table below summarizes the aggregate number of unvested restricted stock awards, deferred stock awards and the aggregate number of fully vested stock option awards for each of our independent directors as of December 31, 2011.

	Restricted Stock Awards	Deferred Stock Awards	Vested Stock Option Awards

Kent P. Dauten	24,000	15,000	11,250

Pascal J. Goldschmidt, M.D.	-	7,520	-

Donald E. Kiernan	24,000	15,000	16,250

Robert A. Knox	24,000	15,000	11,250

William E. Mayberry, M.D. (retired) (5)	24,000	15,000	20,000

Vicki A. O’Meara	24,000	15,000	-

William J. Schoen	21,000	15,000	-

William C. Steere, Jr.	24,000	15,000	15,000

Randolph W. Westerfield, Ph.D.	24,000	15,000	11,250

(3)	The amounts disclosed in this column do not include dividends and interest on restricted stock awards that were previously held by a bank in a segregated interest-bearing escrow account until the underlying shares fully vested on January 1, 2011 ($9,542 per independent director other than Mr. Schoen and Dr. Goldschmidt).

(4)	On June 2, 2011, we appointed Dr. Goldschmidt to our board of directors. Upon his appointment as a director, Dr. Goldschmidt was granted a prorated initial equity award of 7,520 shares of deferred stock, which based on the market value of our common stock at the close of business on June 2, 2011 ($11.10), had a value of $83,472. This equity award is subject to the standard four-year vesting schedule for director equity compensation.

(5)	This amount includes the pro-rated amount of the quarterly cash retainers paid to Dr. Goldschmidt following his appointment to our board of directors on June 2, 2011.

(6)	On November 2, 2011, after 17 years of dedicated service, Dr. Mayberry notified our board of directors that he would be retiring as a member of the board effective January 1, 2012. Our board of directors invited Dr. Mayberry to continue his service to us as director emeritus and Dr. Mayberry has accepted this honor. As a director emeritus, Dr. Mayberry will be invited to attend board meetings, although he will not have any voting rights. Dr. Mayberry will not receive compensation for his services as a director emeritus.

(7)	Although Mr. Schoen is not an employee of the company or any of its subsidiaries, he is entitled to the use of our aircraft for personal and business related travel as a result of his prior service as our chief executive officer. The aggregate amount of Mr. Schoen’s personal use of our aircraft during 2011 was $141,508, calculated using the same methodology as described at footnote 6 to the 2011 Summary Compensation Table. Mr. Schoen and his spouse are also entitled to either lifetime health care coverage consistent with the health plans available to our executive officers or Medicare supplement insurance that provides benefits equivalent to those available under our health plans. As our chairman of the board, Mr. Schoen receives perquisites consistent with the perquisites we provide to our named executive officers. During 2011, those perquisites included $13,572 for automobile lease expenses, health insurance payments of $6,696 and a club membership allowance of $9,600.

PROPOSAL TWO – APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR

                                            NAMED EXECUTIVE OFFICERS

We ask that you indicate your support for our executive compensation programs as described in the CD&A, accompanying tables and related narrative contained in this proxy statement. Your vote is advisory and so it will not be binding on our board of directors. However, the board will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Before you vote on the resolution below, please read the entire CD&A carefully. The CD&A contains important information about our executive compensation programs and philosophy. It also explains how and why the compensation committee made specific decisions about the named executive officers’ 2011 compensation. For your convenience, we have highlighted information that we believe is particularly important in helping you decide how to vote on this proposal in the first few pages of the CD&A under the subheading “Executive Summary.”

In summary, our compensation philosophy is that there should be a substantial and meaningful connection between the compensation of our named executive officers and the amount and quality of our earnings. As such, the compensation committee aligns our executive compensation programs to support our core operating initiatives, achieve our financial goals, and attract, motivate and retain key executives who are crucial to our long-term success. The compensation committee believes that our compensation programs, policies and procedures, along with the 2011 compensation decisions described in this proxy statement, are effective in implementing our compensation philosophy and achieving our goals, appropriately reward our named executive officers for their performance, and assist us in retaining our senior leadership team.

Consistent with this philosophy, a significant portion of the total compensation available to each of our named executive officers is directly related to our performance, as measured against our strategic plan and results of operations. As described in the CD&A, we measure our performance against our Adjusted EBITDA. The compensation committee believes the use of Adjusted EBITDA as a performance goal on a short-term and long-term basis focuses our named executive officers on activities that cause us to generate sustained earnings growth, a key factor in increasing stockholder value.

As discussed in greater detail in the first few pages of the CD&A, our 2011 Modified Adjusted EBITDA resulted in achievement of 104% of our 2011 profit plan. Based on our financial performance, our named executive officers earned 108% of their 2011 annual incentive cash compensation and 100% of their long-term incentive cash and equity compensation. The accomplishments that impacted our performance included, among other things:

•	successful completion of several acquisitions in 2011, 2010 and late 2009, which increased our net revenue and licensed beds;

•	substantial success recruiting physicians to join our medical staff and retaining physicians who are already part of our team;

•	the further implementation of new services offered at many of our hospitals;

•	continuing improvements in our emergency room operations; and

•

the certification of our Pulse System® by the Certification Commission for Health Information Technology, resulting in our hospitals’ qualification for additional reimbursements from Medicare and Medicaid.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote FOR the following resolution at our annual meeting:

“RESOLVED, that the stockholders of Health Management Associates, Inc. approve the compensation of the named executive officers as such information is disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and other narrative disclosures.”

Although the advisory vote on the compensation of our named executive officers is non-binding, the compensation committee and board of directors will review the results of the vote and evaluate whether any actions are necessary to address such results.

The board of directors unanimously recommends that stockholders vote for this proposal approving the compensation of our named executive officers as disclosed in this proxy statement, including the CD&A, compensation tables and other narrative disclosures.

PROPOSAL THREE – RATIFY THE SELECTION OF OUR INDEPENDENT REGISTERED

                                                  PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, which we refer to as E&Y, served as our independent registered public accounting firm for the year ended December 31, 2011. The audit committee of our board of directors has selected E&Y as our independent registered public accounting firm for the year ending December 31, 2012. This selection will be presented to stockholders for ratification at the annual meeting. The audit committee will consider the outcome of this vote in its future deliberations regarding the selection of our independent registered public accounting firm.

The board of directors recommends a vote in favor of the proposal to ratify the selection of E&Y as our independent registered public accounting firm for the year ending December 31, 2012 and the persons named in this proxy statement (unless otherwise instructed) will vote such proxies FOR this proposal.

We have been advised that an E&Y representative will be present at the annual meeting and that such representative will be available to respond to appropriate questions. Such representative will also be given an opportunity to make a statement if he or she should so desire.

Audit Fees

The table below presents recent fees for professional services provided by E&Y.

	Years Ended December 31,
	2011	2010
Audit Fees	$ 2,502,355	$ 2,357,705
Audit-Related Fees	71,900	59,803
Tax Fees - Preparation and Compliance	-	19,490

Total Audit Fees, Audit-Related Fees and Tax Fees - Preparation and Compliance	2,574,255	2,436,998
Other Non-Audit Fees:
Tax Fees - Other	531,166	205,876

Total Fees	$ 3,105,421	$ 2,642,874

Audit Fees were primarily for professional services rendered for audits of our 2011 and 2010 consolidated financial statements, audits of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly reports on Form 10-Q and services for other statutorily required audits. Audit Fees for 2011 included $78,000 for comfort letter procedures in connection with a restructuring of our long-term debt in November 2011.

Audit-Related Fees were for assurance and other services that related to the performance of audits and reviews of our consolidated financial statements. These services primarily consisted of audits of employee benefit plans and various other permitted consulting services, including general accounting research.

Tax Fees - Preparation and Compliance related to review and assistance with federal and state income tax filings and notices.

Tax Fees - Other related to tax planning and advisory services.

E&Y provided no services in 2011 or 2010 other than those presented above.

Policy on Pre-Approval of Retention of Independent Registered Public Accounting Firm

In accordance with applicable laws, rules and regulations, the audit committee charter requires that the audit committee have the sole authority to review in advance and pre-approve all audit and non-audit fees and services provided to us by our independent registered public accounting firm. Accordingly, all audit and permitted non-audit services for which E&Y was engaged were pre-approved by the audit committee.

The engagement of E&Y for non-audit accounting and tax services is limited to those circumstances where the services are considered integral to the related audit services or where there is another compelling reason for using E&Y’s services.

Report of the Audit Committee to Stockholders1

The audit committee is currently comprised of four members of the board of directors. In addition to meeting the independence standards of the New York Stock Exchange, the board of directors has determined that all of the members of the audit committee are independent for purposes of the applicable Securities and Exchange Commission rules. The duties and responsibilities of the audit committee are set forth in the audit committee charter, in the form adopted by the board of directors and most recently amended on December 1, 2009.

The audit committee reviews the company’s consolidated financial statements and internal accounting procedures with the company’s independent registered public accounting firm. The audit committee also discusses the possible effects of professional services impacting the independence of the company’s independent registered public accounting firm, provides oversight review of the company’s corporate compliance and internal audit programs, assists the board of directors in overseeing the company’s accounting and financial reporting processes and financial statement audits, and has other duties and functions as described in its charter.

The audit committee has:

•	reviewed and discussed the company’s 2011 audited consolidated financial statements with the company’s management and E&Y;

•

discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

1 The material in this report is not “soliciting material,” is not deemed to be filed with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

•

received and discussed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with E&Y its independence.

When evaluating E&Y’s independence, the audit committee considered a number of factors, including whether E&Y’s provision of services to the company beyond those rendered in connection with their audits and reviews of the company’s consolidated financial statements were compatible with maintaining auditor independence. The audit committee also reviewed the fees paid to E&Y for audit and permitted non-audit services.

The audit committee discussed with E&Y, the company’s financial management and internal auditors the overall scope and plans for the respective audits. The audit committee meets with E&Y and the internal auditors with and without management present to discuss the results of their examinations, their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting.

Based on the audit committee’s discussions with E&Y, the company’s financial management and internal auditors and reviews of related reports, subject to the limitations on the committee’s role and responsibilities contained in the audit committee charter, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements for the year ended December 31, 2011 be included in its annual report on Form 10-K filed with the Securities and Exchange Commission.

The audit committee selects the company’s independent registered public accounting firm annually. The audit committee has submitted such selection for the year ending December 31, 2012 for ratification at the annual meeting of stockholders.

Audit Committee:

Kent P. Dauten, Chairman
Pascal J. Goldschmidt, M.D.
Donald E. Kiernan
Randolph W. Westerfield, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, no member of the compensation committee: (1) was an officer or employee of ours or any of our subsidiaries; (2) was formerly an officer of ours or any of our subsidiaries; or (3) had any relationship requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission rules. In addition, no executive officer served: (1) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee; (2) as a director of another entity, one of whose executive officers served on the compensation committee; or (3) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our board of directors.

CERTAIN TRANSACTIONS

Transactions between the company and an executive officer or director or his or her immediate family members are subject to review and approval by our board of directors or by the corporate governance and nominating committee. More information regarding the corporate governance and nominating committee can be found under the heading “Corporate Governance and Nominating Committee.”

During March 2012, the corporate governance and nominating committee recommended, and our board of directors approved, a conflict of interest policy that requires disclosure of potential conflicts of interest by our employees, and the review and approval by our board of directors or the governance and nominating committee of any potential conflicts of interest involving our executive officers, directors, senior management personnel, or their respective immediate family members. When evaluating a related party transaction, the board or the committee considers, among other factors:

•	the nature of the transaction and the costs incurred by the company or payments made to the company;

•	the benefits associated with the transaction and whether comparable or alternative goods or services are available from unrelated parties on similar terms;

•	the business advantage the company gains by engaging in the transaction;

•	the significance of the transaction to the company and the related party;

•	management’s determination as to whether the transaction is in the company’s best interests; and

•	whether the transaction is as favorable to the company as would be available from non-related entities in comparable transactions.

If a related party transaction subject to review by our board of directors or the corporate governance and nominating committee directly or indirectly involves a member of our board of directors or the corporate governance and nominating committee (or an immediate family member or domestic partner), the remaining board or committee members and our general counsel conduct such review.

The law firm of Fann & Petruccelli, P.A. represents us and our subsidiaries in connection with certain medical malpractice defense and other litigation matters in Florida. Michael A. Petruccelli, one of three shareholders in such firm, is married to Linda A. Epstein, our acting general counsel. Our engagement of Fann & Petrucelli, P.A. preceded Ms. Epstein’s appointment as an executive officer. Following her appointment as an executive officer, the corporate governance and nominating committee evaluated our engagement of Fann & Petrucelli, P.A. in light of the factors described above, and established a policy under which the assignment of any litigation matter to Fann & Petrucelli, P.A. is approved in advance by company personnel with no reporting relationship to Ms. Epstein. Moreover, all billings for Fann & Petrucelli, P.A. are subject to review and approval by a third-party administrator, and by company personnel with no reporting relationship to Ms. Epstein. An aggregate of $2,280,485 in legal fees and related costs were paid by us to Fann & Petruccelli, P.A. during the year ended December 31, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2011, all of our directors and executive officers complied in a timely manner with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. In making this statement, we relied solely on the written representations of our directors and executive officers and copies of the reports that they have filed with the Securities and Exchange Commission.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Proposals Submitted for Inclusion in Our Proxy Materials

We will include in our proxy materials for the 2013 annual meeting of stockholders any stockholder proposals that comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement. Thus, for the 2013 annual meeting of stockholders, we must receive stockholder proposals submitted for inclusion in our proxy materials no later than December 10, 2012. We will not include in our proxy materials stockholder proposals received after that date. Stockholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary.

Proposals Not Submitted for Inclusion in Our Proxy Materials

Under our bylaws, stockholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as described above, may be brought before the 2013 annual meeting of stockholders if we receive such proposals no earlier than 120 days and no later than 90 days prior to the one-year anniversary of the date of our 2012 annual meeting. Thus, for the 2013 annual meeting of stockholders, we must receive stockholder proposals that are not submitted for inclusion in our proxy materials between January 22, 2013 and February 21, 2013. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2013 annual meeting of stockholders. Stockholder proposals that are not submitted for inclusion in our proxy statement pursuant to Rule 14a-8 should be mailed to the following address: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

To curtail waste and reduce costs, and in accordance with Securities and Exchange Commission rules, we deliver only one set of required proxy materials to multiple stockholders sharing an address, unless we receive contrary instructions from one or more of such stockholders. Notwithstanding the foregoing, we will deliver promptly, upon written or oral request to the Broadridge Householding Department at the telephone number and address noted below, a separate copy of our proxy materials to each stockholder at a shared address to which a single copy of the materials was delivered. Stockholders who wish to receive a separate copy of our required proxy materials in the future should contact Broadridge’s Householding Department, either by calling toll free at (800) 542-1061, or by writing to Broadridge, Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Finally, stockholders sharing an address who currently receive multiple copies of our required proxy materials, but who wish to receive only a single copy of such materials, can request that only a single copy be provided by contacting Broadridge’s Householding Department at the same number or address.

ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K

You can obtain a copy of our annual report to stockholders and our annual report on Form 10-K for the year ended December 31, 2011 by accessing our Internet website at www.hma.com under the heading “Investor Relations.” These reports include our audited consolidated financial statements along with other information about us, which we encourage you to read. The information contained on our website is not a part of this proxy statement.

You can also obtain a copy of all other periodic reports and information that we file with, or furnish to, the Securities and Exchange Commission from the Securities and Exchange Commission’s EDGAR database at www.sec.gov. If you would like a copy of our 2011 Form 10-K, excluding certain exhibits, please contact Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary. We will provide a copy without charge.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters that may be presented for action at the annual meeting. Should any other matters come before the annual meeting, the persons named in this proxy statement will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen K. Holloway
Acting Corporate Secretary

April 9, 2012

HEALTH MANAGEMENT ASSOCIATES, INC. 5811 PELICAN BAY BLVD. SUITE 500 NAPLES, FL 34108-2710

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Monday, May 21, 2012 (the day before the meeting date). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, May 21, 2012 (the day before the meeting date). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44490-P20659	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HEALTH MANAGEMENT ASSOCIATES, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote: (i) FOR ALL nine nominees for director; and (ii) FOR Proposals 2 and 3.	☐	☐	☐
1. Election of Directors
Nominees:

        01)    William J. Schoen                           06)    Robert A. Knox

        02)    Gary D. Newsome                          07)    Vicki A. O’Meara

        03)    Kent P. Dauten                               08)    William C. Steere, Jr.

        04)    Pascal J. Goldschmidt, M.D.          09)    Randolph W. Westerfield, Ph.D.

        05)    Donald E. Kiernan

					For	Against	Abstain

2. To approve, on an advisory basis, the compensation of our named executive officers.					☐	☐	☐

3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.					☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2012 Annual Meeting of Stockholders

Tuesday, May 22, 2012 at 1:30 p.m., local time, at

Ritz-Carlton Golf Resort Naples

2600 Tiburón Drive, Naples, Florida 34109

Please present this admission ticket to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side or his or her designated proxy and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Thank you for your proxy submission.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form of Proxy and Annual Report/Form 10-K Wrap are available at
www.proxyvote.com.

▼ FOLD AND DETACH HERE ▼	▼ FOLD AND DETACH HERE ▼
M44491-P20659

PROXY

HEALTH MANAGEMENT ASSOCIATES, INC.

2012 Annual Meeting of Stockholders

The undersigned hereby appoints WILLIAM J. SCHOEN and KATHLEEN K. HOLLOWAY, or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of the Common Stock of HEALTH MANAGEMENT ASSOCIATES, INC. (the “Company”) owned by the undersigned at the Annual Meeting of Stockholders to be held at the Ritz-Carlton Golf Resort Naples, 2600 Tiburón Drive, Naples, Florida 34109, on Tuesday, May 22, 2012 at 1:30 p.m., local time, and any adjournment thereof.

This proxy is solicited on behalf of the Board of Directors of the Company and each matter to be voted on at the annual meeting has been proposed by the Board of Directors of the Company. This proxy will be voted as specified by the undersigned. This proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the nine named nominees for director, and unless specified otherwise, FOR the approval of the compensation of our named executive officers, and FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated April 9, 2012, describing more fully the proposals set forth herein.

(continued and to be signed on the reverse side)